Exhibit 99.2

The Travelers Companies, Inc. (the Company) is filing this Exhibit 99.2 to reclassify certain of its historical segment information contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017 (the Quarterly Report) as filed with the Securities and Exchange Commission on April 20, 2017 to conform the presentation of such segment information to the manner in which the Company’s businesses are being managed effective April 1, 2017 and reflect the revised names and descriptions of certain businesses comprising these segments and other related changes.  These reclassifications have no effect on the Company’s previously reported consolidated results of operations, financial condition, cash flows or the quantitative value of ratios presented; however as indicated above, the reclassifications impacted certain historical segment data.  See the Form 8-K to which this exhibit is attached for a further description of the reclassifications.

The Travelers Companies, Inc.

Quarterly Report on Form 10-Q

For Quarterly Period Ended March 31, 2017

TABLE OF CONTENTS

		Page
	Part I — Financial Information

Item 1.	Financial Statements:

	Consolidated Statement of Income (Unaudited) — Three Months Ended March 31, 2017 and 2016	2

	Consolidated Statement of Comprehensive Income (Unaudited) — Three Months Ended March 31, 2017 and 2016	3

	Consolidated Balance Sheet — March 31, 2017 (Unaudited) and December 31, 2016	4

	Consolidated Statement of Changes in Shareholders’ Equity (Unaudited) — Three Months Ended March 31, 2017 and 2016	5

	Consolidated Statement of Cash Flows (Unaudited) — Three Months Ended March 31, 2017 and 2016	6

	Notes to Consolidated Financial Statements (Unaudited)	7

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Due to its forward-looking rather than historical nature, the Company has not provided reclassified segment information with respect to the section entitled “Outlook” and has omitted this section)	35

PART 1 — FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (Unaudited)

(in millions, except per share amounts)

For the three months ended March 31,	2017	2016
Revenues
Premiums	$6,183	$5,981
Net investment income	610	544
Fee income	113	117
Net realized investment gains (losses) (1)	5	(9)
Other revenues	31	53
Total revenues	6,942	6,686
Claims and expenses
Claims and claim adjustment expenses	4,094	3,712
Amortization of deferred acquisition costs	1,003	971
General and administrative expenses	996	995
Interest expense	89	91
Total claims and expenses	6,182	5,769
Income before income taxes	760	917
Income tax expense	143	226
Net income	$617	$691
Net income per share
Basic	$2.19	$2.33
Diluted	$2.17	$2.30
Weighted average number of common shares outstanding
Basic	279.7	294.2
Diluted	282.4	297.9

Cash dividends declared per share	$0.67	$0.61

(1)          Total other-than-temporary impairment (OTTI) losses were $(1) million and $(28) million for the three months ended March 31, 2017 and 2016, respectively.  Of total OTTI, credit losses of $(2) million and $(18) million for the three months ended March 31, 2017 and 2016, respectively, were recognized in net realized investment gains (losses).  In addition, unrealized gains (losses) from other changes in total OTTI of $1 million and $(10) million for the three months ended March 31, 2017 and 2016, respectively, were recognized in other comprehensive income as part of changes in net unrealized gains on investment securities having credit losses recognized in the consolidated statement of income.

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

(in millions)

For the three months ended March 31,	2017	2016

Net income	$617	$691

Other comprehensive income:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	144	714
Having credit losses recognized in the consolidated statement of income	—	5
Net changes in benefit plan assets and obligations	17	16
Net changes in unrealized foreign currency translation	41	103
Other comprehensive income before income taxes	202	838
Income tax expense	62	267
Other comprehensive income, net of taxes	140	571
Comprehensive income	$757	$1,262

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Fixed maturities, available for sale, at fair value (amortized cost $60,269 and $59,650)	$61,268	$60,515
Equity securities, available for sale, at fair value (cost $512 and $504)	751	732
Real estate investments	926	928
Short-term securities	4,817	4,865
Other investments	3,495	3,448
Total investments	71,257	70,488
Cash	249	307
Investment income accrued	575	630
Premiums receivable	7,012	6,722
Reinsurance recoverables	8,199	8,287
Ceded unearned premiums	745	589
Deferred acquisition costs	1,987	1,923
Deferred taxes	261	465
Contractholder receivables	4,668	4,609
Goodwill	3,584	3,580
Other intangible assets	266	268
Other assets	2,443	2,377
Total assets	$101,246	$100,245
Liabilities
Claims and claim adjustment expense reserves	$48,320	$47,949
Unearned premium reserves	12,814	12,329
Contractholder payables	4,668	4,609
Payables for reinsurance premiums	429	273
Debt	6,438	6,437
Other liabilities	4,965	5,427
Total liabilities	77,634	77,024
Shareholders’ equity
Common stock (1,750.0 shares authorized; 279.4 and 279.6 shares issued and outstanding)	22,724	22,614
Retained earnings	32,623	32,196
Accumulated other comprehensive loss	(615)	(755)
Treasury stock, at cost (491.9 and 489.5 shares)	(31,120)	(30,834)
Total shareholders’ equity	23,612	23,221
Total liabilities and shareholders’ equity	$101,246	$100,245

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

(in millions)

For the three months ended March 31,	2017	2016
Common stock
Balance, beginning of year	$22,614	$22,172
Employee share-based compensation	68	47
Compensation amortization under share-based plans and other changes	42	50
Balance, end of period	22,724	22,269
Retained earnings
Balance, beginning of year	32,196	29,945
Net income	617	691
Dividends	(190)	(181)
Other	—	(1)
Balance, end of period	32,623	30,454
Accumulated other comprehensive income (loss), net of tax
Balance, beginning of year	(755)	(157)
Other comprehensive income	140	571
Balance, end of period	(615)	414
Treasury stock (at cost)
Balance, beginning of year	(30,834)	(28,362)
Treasury stock acquired — share repurchase authorization	(225)	(550)
Net shares acquired related to employee share-based compensation plans	(61)	(59)
Balance, end of period	(31,120)	(28,971)
Total shareholders’ equity	$23,612	$24,166
Common shares outstanding
Balance, beginning of year	279.6	295.9
Treasury stock acquired — share repurchase authorization	(1.9)	(5.1)
Net shares issued under employee share-based compensation plans	1.7	1.6
Balance, end of period	279.4	292.4

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in millions)

For the three months ended March 31,	2017	2016
Cash flows from operating activities
Net income	$617	$691
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment (gains) losses	(5)	9
Depreciation and amortization	211	213
Deferred federal income tax expense	151	105
Amortization of deferred acquisition costs	1,003	971
Equity in income from other investments	(109)	(17)
Premiums receivable	(286)	(393)
Reinsurance recoverables	94	126
Deferred acquisition costs	(1,065)	(1,014)
Claims and claim adjustment expense reserves	334	226
Unearned premium reserves	475	328
Other	(645)	(395)
Net cash provided by operating activities	775	850

Cash flows from investing activities
Proceeds from maturities of fixed maturities	2,218	1,748
Proceeds from sales of investments:
Fixed maturities	188	421
Equity securities	21	14
Real estate investments	11	69
Other investments	195	186
Purchases of investments:
Fixed maturities	(3,056)	(2,700)
Equity securities	(22)	(12)
Real estate investments	(16)	(7)
Other investments	(124)	(162)
Net sales of short-term securities	49	85
Securities transactions in course of settlement	157	291
Other	(63)	(79)
Net cash used in investing activities	(442)	(146)

Cash flows from financing activities
Treasury stock acquired — share repurchase authorization	(225)	(550)
Treasury stock acquired — net employee share-based compensation	(61)	(59)
Dividends paid to shareholders	(190)	(180)
Issuance of common stock — employee share options	83	64
Net cash used in financing activities	(393)	(725)
Effect of exchange rate changes on cash	2	2
Net decrease in cash	(58)	(19)
Cash at beginning of year	307	380
Cash at end of period	$249	$361

Supplemental disclosure of cash flow information
Income taxes paid	$2	$63
Interest paid	$43	$42

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.             BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation

The interim consolidated financial statements include the accounts of The Travelers Companies, Inc. (together with its subsidiaries, the Company). These financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP) and are unaudited.  In the opinion of the Company’s management, all adjustments necessary for a fair presentation have been reflected.  Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but that is not required for interim reporting purposes, has been omitted.  All material intercompany transactions and balances have been eliminated.  The accompanying interim consolidated financial statements and related notes should be read in conjunction with the Company’s consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the Company’s 2016 Annual Report) as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

The preparation of the interim consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenues and claims and expenses during the reporting period.  Actual results could differ from those estimates.

On March 13, 2017, the Company announced an agreement to acquire Simply Business from Aquiline Capital Partners LLC for total consideration of approximately $490 million, which includes the repayment of debt and other obligations at the completion of the transaction.  Simply Business is a leading digital provider of insurance policies to small businesses in the United Kingdom, offering products online on behalf of a broad panel of carriers.  The Company expects to fund the transaction, subject to market conditions, through a combination of debt financing and internal resources. The transaction is expected to close in the third quarter of 2017, subject to regulatory approvals and other customary closing conditions.

Adoption of Accounting Standards

Investments — Equity Method and Joint Ventures:  Simplifying the Transition to the Equity Method of Accounting

In March 2016, the Financial Accounting Standards Board (FASB) issued updated guidance that eliminates the requirement to retroactively apply the equity method of accounting when an investment that was previously accounted for using another method of accounting becomes qualified to apply the equity method due to an increase in the level of ownership interest or degree of influence.  If the investment was previously accounted for as an available-for-sale security, any related unrealized gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for the equity method is recognized through earnings.  The updated guidance was effective for reporting periods beginning after December 15, 2016, and was applied prospectively.  The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Derivatives and Hedging:  Contingent Put and Call Options in Debt Instruments

In March 2016, the FASB issued updated guidance clarifying that when a call (put) option in a debt instrument can accelerate the repayment of principal on the debt instrument, a reporting entity does not need to assess whether the contingent event that triggers the ability to exercise the call (put) option is related to interest rates or credit risk in determining whether the option should be accounted for separately.  The updated guidance was effective for reporting periods beginning after December 15, 2016. The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Compensation — Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

In March 2017, the FASB issued updated guidance to improve the presentation of net periodic pension cost and net periodic post retirement cost (net benefit costs). Net benefit costs comprise several components that reflect different aspects of an employer’s financial arrangements as well as the cost of benefits provided to employees.  The update requires that the employer service cost component be reported in the same lines as other employee compensation cost and that the other components (non-service costs) be presented separately from the service cost and outside of a subtotal of income from

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

1.                       BASIS OF PRESENTATION AND ACCOUNTING POLICIES, Continued

operations if one is presented.  The update also allows only the service cost component to be eligible for capitalization in assets when applicable.

The updated guidance is effective for reporting periods beginning after December 15, 2017. The update is to be applied retrospectively with respect to the presentation of service cost and non-service cost and prospectively with respect to applying the service cost only eligible for capitalization in assets guidance. Early adoption is permitted as of the first interim period of an annual period if an entity issues interim financial statements.

The Company adopted the updated guidance effective January 1, 2017. See note 11 which has been expanded to disclose the amount of service cost and non-service cost components of net periodic benefit cost and the line items in the consolidated statement of income in which such amounts are reported. The updated guidance with respect to only service costs being eligible for capitalization in assets was not applicable.

For information regarding accounting standards that the Company adopted during the years presented, see the “Adoption of Accounting Standards” section of note 1 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

Accounting Standards Not Yet Adopted

For information regarding accounting standards that the Company has not yet adopted, see the “Other Accounting Standards Not Yet Adopted” section of note 1 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

Nature of Operations

Effective April 1, 2017, the Company’s results are being reported in the following three business segments — Business Insurance, Bond & Specialty Insurance and Personal Insurance, reflecting a change in the manner in which the Company’s businesses are being managed as of that date, as well as the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten.  While the segmentation of the Company’s domestic businesses is unchanged, the Company’s international businesses, which were previously managed and reported in total within the Business and International Insurance segment, are now being disaggregated by product type among the three newly aligned reportable business segments.  All prior periods presented have been reclassified to conform to this presentation.

In connection with these changes, the Company has revised the names and descriptions of certain businesses comprising the Company’s segments and has reflected other related changes.  The new reportable business segments are as follows:

Business Insurance

Business Insurance offers a broad array of property and casualty insurance and insurance related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Business Insurance is comprised of Select Accounts, Middle Market, National Accounts, National Property and Other, and International.  Business Insurance also includes the Special Liability Group (which manages the Company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which are collectively referred to as Business Insurance Other.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

1.                       BASIS OF PRESENTATION AND ACCOUNTING POLICIES, Continued

Bond & Specialty Insurance

Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance

Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

2.             SEGMENT INFORMATION

The following tables summarize the components of the Company’s revenues, income and total assets by reportable business segments.

(for the three months ended March 31, in millions)	Business Insurance	Bond & Specialty Insurance	Personal Insurance	Total Reportable Segments
2017
Premiums	$3,429	$555	$2,199	$6,183
Net investment income	453	61	96	610
Fee income	109	—	4	113
Other revenues	9	5	16	30
Total segment revenues (1)	$4,000	$621	$2,315	$6,936
Segment income (1)	$442	$145	$89	$676
2016
Premiums	$3,414	$552	$2,015	$5,981
Net investment income	399	60	85	544
Fee income	114	—	3	117
Other revenues	30	4	16	50
Total segment revenues (1)	$3,957	$616	$2,119	$6,692
Segment income (1)	$447	$160	$152	$759

(1)                  Segment revenues for reportable business segments exclude net realized investment gains (losses). Segment income for reportable business segments equals net income excluding the after-tax impact of net realized investment gains (losses).

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

2.                       SEGMENT INFORMATION, Continued

Business Segment Reconciliations

	Three Months Ended March 31,
(in millions)	2017	2016
Revenue reconciliation
Earned premiums:
Business Insurance:
Domestic:
Workers’ compensation	$976	$981
Commercial automobile	506	491
Commercial property	435	437
General liability	491	482
Commercial multi-peril	774	782
Other	7	5
Total Domestic	3,189	3,178
International	240	236
Total Business Insurance	3,429	3,414
Bond & Specialty Insurance:
Domestic:
Fidelity and surety	234	230
General liability	235	234
Other	45	44
Total Domestic	514	508
International	41	44
Total Bond & Specialty Insurance	555	552
Personal Insurance:
Domestic:
Automobile	1,094	936
Homeowners and Other	955	938
Total Domestic	2,049	1,874
International	150	141
Total Personal Insurance	2,199	2,015
Total earned premiums	6,183	5,981
Net investment income	610	544
Fee income	113	117
Other revenues	30	50
Total segment revenues	6,936	6,692
Other revenues	1	3
Net realized investment gains (losses)	5	(9)
Total revenues	$6,942	$6,686
Income reconciliation, net of tax
Total segment income	$676	$759
Interest Expense and Other (1)	(62)	(61)
Core income	614	698
Net realized investment gains (losses)	3	(7)
Net income	$617	$691

(1)  The primary component of Interest Expense and Other for the three months ended March 31, 2017 and 2016 was after-tax interest expense of $58 million and $59 million, respectively.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

2.                       SEGMENT INFORMATION, Continued

(in millions)	March 31, 2017	December 31, 2016
Asset reconciliation:
Business Insurance	$76,835	$75,730
Bond & Specialty Insurance	8,728	8,726
Personal Insurance	15,338	15,426
Total segment assets	100,901	99,882
Other assets (1)	345	363
Total consolidated assets	$101,246	$100,245

(1)                  The primary components of other assets at both March 31, 2017 and December 31, 2016 were other intangible assets and deferred taxes.

3.                       INVESTMENTS

Fixed Maturities

The amortized cost and fair value of investments in fixed maturities classified as available for sale were as follows:

	Amortized	Gross Unrealized		Fair
(at March 31, 2017, in millions)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,043	$10	$4	$2,049
Obligations of states, municipalities and political subdivisions:
Local general obligation	14,082	303	159	14,226
Revenue	11,349	238	134	11,453
State general obligation	1,653	36	20	1,669
Pre-refunded	4,428	184	—	4,612
Total obligations of states, municipalities and political subdivisions	31,512	761	313	31,960
Debt securities issued by foreign governments	1,559	33	2	1,590
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	1,690	97	7	1,780
All other corporate bonds	23,378	528	111	23,795
Redeemable preferred stock	87	7	—	94
Total	$60,269	$1,436	$437	$61,268

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

	Amortized	Gross Unrealized		Fair
(at December 31, 2016, in millions)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,031	$9	$5	$2,035
Obligations of states, municipalities and political subdivisions:
Local general obligation	13,955	271	182	14,044
Revenue	10,910	215	147	10,978
State general obligation	1,717	36	22	1,731
Pre-refunded	4,968	190	1	5,157
Total obligations of states, municipalities and political subdivisions	31,550	712	352	31,910
Debt securities issued by foreign governments	1,631	34	3	1,662
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	1,614	100	6	1,708
All other corporate bonds	22,737	508	138	23,107
Redeemable preferred stock	87	6	—	93
Total	$59,650	$1,369	$504	$60,515

Pre-refunded bonds of $4.61 billion and $5.16 billion at March 31, 2017 and December 31, 2016, respectively, were bonds for which states or municipalities have established irrevocable trusts, almost exclusively comprised of U.S. Treasury securities and obligations of U.S. government and government agencies and authorities.  These trusts were created to fund the payment of principal and interest due under the bonds.

Proceeds from sales of fixed maturities classified as available for sale were $188 million and $421 million during the three months ended March 31, 2017 and 2016, respectively. Gross gains of $7 million and $23 million and gross losses of $2 million and $7 million were realized on those sales during the three months ended March 31, 2017 and 2016, respectively.

Equity Securities

The cost and fair value of investments in equity securities were as follows:

		Gross Unrealized		Fair
(at March 31, 2017, in millions)	Cost	Gains	Losses	Value
Public common stock	$398	$223	$2	$619
Non-redeemable preferred stock	114	23	5	132
Total	$512	$246	$7	$751

		Gross Unrealized		Fair
(at December 31, 2016, in millions)	Cost	Gains	Losses	Value
Public common stock	$390	$216	$3	$603
Non-redeemable preferred stock	114	20	5	129
Total	$504	$236	$8	$732

Proceeds from sales of equity securities classified as available for sale were $21 million and $14 million during the three months ended March 31, 2017 and 2016, respectively.  Gross gains of $6 million and $3 million and gross losses of less than $1 million and $2 million were realized on those sales during the three months ended March 31, 2017 and 2016, respectively.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

Unrealized Investment Losses

The following tables summarize, for all investments in an unrealized loss position at March 31, 2017 and December 31, 2016, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position.  The fair value amounts reported in the tables are estimates that are prepared using the process described in note 4 herein and in note 4 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.  The Company also relies upon estimates of several factors in its review and evaluation of individual investments, using the process described in note 1 of notes to the consolidated financial statements in the Company’s 2016 Annual Report, as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017, in determining whether such investments are other-than-temporarily impaired.

	Less than 12 months		12 months or longer		Total
(at March 31, 2017, in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$1,275	$4	$—	$—	$1,275	$4
Obligations of states, municipalities and political subdivisions	9,185	313	44	—	9,229	313
Debt securities issued by foreign governments	243	2	—	—	243	2
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	529	6	40	1	569	7
All other corporate bonds	5,718	96	343	15	6,061	111
Total fixed maturities	16,950	421	427	16	17,377	437
Equity securities
Public common stock	35	—	16	2	51	2
Non-redeemable preferred stock	—	—	60	5	60	5
Total equity securities	35	—	76	7	111	7
Total	$16,985	$421	$503	$23	$17,488	$444

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

	Less than 12 months		12 months or longer		Total
(at December 31, 2016, in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$1,124	$5	$—	$—	$1,124	$5
Obligations of states, municipalities and political subdivisions	9,781	352	12	—	9,793	352
Debt securities issued by foreign governments	360	3	—	—	360	3
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	528	5	43	1	571	6
All other corporate bonds	6,470	115	437	23	6,907	138
Total fixed maturities	18,263	480	492	24	18,755	504
Equity securities
Public common stock	45	2	10	1	55	3
Non-redeemable preferred stock	2	—	59	5	61	5
Total equity securities	47	2	69	6	116	8
Total	$18,310	$482	$561	$30	$18,871	$512

Unrealized losses for all fixed maturities and equity securities reported at fair value for which fair value is less than 80% of amortized cost at March 31, 2017 totaled $1 million, representing less than 1% of the combined fixed maturity and equity security portfolios on a pre-tax basis and less than 1% of shareholders’ equity on an after-tax basis.

Impairment Charges

Impairment charges included in net realized investment gains (losses) in the consolidated statement of income were $2 million and $18 million for the three months ended March 31, 2017 and 2016, respectively.

The cumulative amount of credit losses on fixed maturities held at March 31, 2017 and 2016, that were recognized in the consolidated statement of income from other-than-temporary impairments (OTTI) and for which a portion of the OTTI was recognized in other comprehensive income (loss) in the consolidated balance sheet was $83 million and $92 million, respectively.  These credit losses represent less than 1% of the fixed maturity portfolio on a pre-tax basis and less than 1% of shareholders’ equity on an after-tax basis at both dates.  There were no significant changes in the credit component of OTTI during the three months ended March 31, 2017 and 2016 from that disclosed in note 3 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

Derivative Financial Instruments

From time to time, the Company enters into U.S. Treasury note futures contracts to modify the effective duration of specific assets within the investment portfolio.  U.S. Treasury futures contracts require a daily mark-to-market and settlement with the broker.  At both March 31, 2017 and December 31, 2016, the Company had $400 million notional value of open U.S. Treasury futures contracts.  Net realized investment losses related to U.S. Treasury futures contracts were $3 million and $19 million in the three months ended March 31, 2017 and 2016, respectively.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.             FAIR VALUE MEASUREMENTS

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance.  The framework is based on the inputs used in valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available.  The disclosure of fair value estimates in the fair value accounting guidance hierarchy is based on whether the significant inputs into the valuation are observable.  In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions.  The level in the fair value hierarchy within which the fair value measurement is reported is based on the lowest level input that is significant to the measurement in its entirety.  The three levels of the hierarchy are as follows:

•                  Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

•                  Level 2 - Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•                  Level 3 - Valuations based on models where significant inputs are not observable.  The unobservable inputs reflect the Company’s own assumptions about the inputs that market participants would use.

Valuation of Investments Reported at Fair Value in Financial Statements

The Company utilized a pricing service to estimate fair value measurements for approximately 98% of its fixed maturities at both March 31, 2017 and December 31, 2016.

While the vast majority of the Company’s fixed maturities are included in Level 2, the Company holds a number of municipal bonds and corporate bonds which are not valued by the pricing service and estimates the fair value of these bonds using an internal pricing matrix with some unobservable inputs that are significant to the valuation.  Due to the limited amount of observable market information, the Company includes the fair value estimates for these particular bonds in Level 3.  The fair value of the fixed maturities for which the Company used an internal pricing matrix was $179 million and $99 million at March 31, 2017 and December 31, 2016, respectively.  Additionally, the Company holds a small amount of other fixed maturity investments that have characteristics that make them unsuitable for matrix pricing.  For these fixed maturities, the Company obtains a quote from a broker (primarily the market maker).  The fair value of the fixed maturities for which the Company received a broker quote was $83 million and $85 million at March 31, 2017 and December 31, 2016, respectively.  Due to the disclaimers on the quotes that indicate that the price is indicative only, the Company includes these fair value estimates in Level 3.

For more information regarding the valuation of the Company’s fixed maturities, equity securities and other investments, see note 4 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

Fair Value Hierarchy

The following tables present the level within the fair value hierarchy at which the Company’s financial assets and financial liabilities are measured on a recurring basis.  An investment transferred between levels during a period is transferred at its fair value as of the beginning of that period.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.             FAIR VALUE MEASUREMENTS, Continued

(at March 31, 2017, in millions)	Total	Level 1	Level 2	Level 3

Invested assets:
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,049	$2,049	$—	$—
Obligations of states, municipalities and political subdivisions	31,960	—	31,956	4
Debt securities issued by foreign governments	1,590	—	1,590	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	1,780	—	1,692	88
All other corporate bonds	23,795	5	23,620	170
Redeemable preferred stock	94	3	91	—
Total fixed maturities	61,268	2,057	58,949	262

Equity securities
Public common stock	619	619	—	—
Non-redeemable preferred stock	132	67	65	—
Total equity securities	751	686	65	—
Other investments	53	17	—	36
Total	$62,072	$2,760	$59,014	$298

(at December 31, 2016, in millions)	Total	Level 1	Level 2	Level 3

Invested assets:
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,035	$2,035	$—	$—
Obligations of states, municipalities and political subdivisions	31,910	—	31,898	12
Debt securities issued by foreign governments	1,662	—	1,662	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	1,708	—	1,704	4
All other corporate bonds	23,107	—	22,939	168
Redeemable preferred stock	93	3	90	—
Total fixed maturities	60,515	2,038	58,293	184

Equity securities
Public common stock	603	603	—	—
Non-redeemable preferred stock	129	51	78	—
Total equity securities	732	654	78	—
Other investments	53	17	—	36
Total	$61,300	$2,709	$58,371	$220

During the three months ended March 31, 2017 and the year ended December 31, 2016, the Company’s transfers between Level 1 and Level 2 were not significant.

There was no significant activity in Level 3 of the hierarchy during the three months ended March 31, 2017 or the year ended December 31, 2016.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.                                      FAIR VALUE MEASUREMENTS, Continued

Financial Instruments Disclosed, But Not Carried, At Fair Value

The following tables present the carrying value and fair value of the Company’s financial assets and financial liabilities disclosed, but not carried, at fair value, and the level within the fair value hierarchy at which such assets and liabilities are categorized.

(at March 31, 2017, in millions)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Short-term securities	$4,817	$4,817	$991	$3,791	$35

Financial liabilities:
Debt	$6,338	$7,306	$—	$7,306	$—
Commercial paper	$100	$100	$—	$100	$—

(at December 31, 2016, in millions)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Short-term securities	$4,865	$4,865	$1,223	$3,607	$35

Financial liabilities:
Debt	$6,337	$7,262	$—	$7,262	$—
Commercial paper	$100	$100	$—	$100	$—

The Company utilized a pricing service to estimate fair value for approximately 98% of short-term securities at both March 31, 2017 and December 31, 2016. For a description of the process and inputs used by the pricing service to estimate fair value, see the “Fixed Maturities” section in note 4 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

The Company utilized a pricing service to estimate fair value for 100% of its debt, including commercial paper, at March 31, 2017 and December 31, 2016.

The Company had no material assets or liabilities that were measured at fair value on a non-recurring basis during the three months ended March 31, 2017 or year ended December 31, 2016.

5.                       GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table presents the carrying amount of the Company’s goodwill by segment.  Each reportable segment includes goodwill associated with the Company’s international business which is subject to the impact of changes in foreign currency exchange rates.

(in millions)	March 31, 2017	December 31, 2016
Business Insurance	$2,228	$2,227
Bond & Specialty Insurance	550	549
Personal Insurance	780	778
Other	26	26
Total	$3,584	$3,580

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

5.                       GOODWILL AND OTHER INTANGIBLE ASSETS, Continued

Other Intangible Assets

The following tables present a summary of the Company’s other intangible assets by major asset class:

(at March 31, 2017, in millions)	Gross Carrying Amount	Accumulated Amortization	Net
Subject to amortization (1)	$210	$161	$49
Not subject to amortization	217	—	217
Total	$427	$161	$266

(at December 31, 2016, in millions)	Gross Carrying Amount	Accumulated Amortization	Net
Subject to amortization (1)	$210	$159	$51
Not subject to amortization	217	—	217
Total	$427	$159	$268

(1)

Intangible assets subject to amortization are comprised of fair value adjustments on claims and claim adjustment expense reserves, reinsurance recoverables and other contract and customer-related intangibles.  The time value of money and the risk adjustment (cost of capital) components of the intangible asset run off at different rates, and, as such, the amount recognized in income may be a net benefit in some periods and a net expense in other periods.

Amortization expense of intangible assets was $3 million for each of the three months ended March 31, 2017 and 2016.  Intangible asset amortization expense is estimated to be $7 million for the remainder of 2017, $8 million in 2018, $6 million in 2019, $5 million in 2020 and $5 million in 2021.

6.                                      INSURANCE CLAIM RESERVES

Claims and claim adjustment expense reserves were as follows:

(in millions)	March 31, 2017	December 31, 2016
Property-casualty	$48,301	$47,929
Accident and health	19	20
Total	$48,320	$47,949

The following table presents a reconciliation of beginning and ending property casualty reserve balances for claims and claim adjustment expenses for the three months ended March 31, 2017 and 2016:

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

6.                                      INSURANCE CLAIM RESERVES, Continued

(for the three months ended March 31, in millions)	2017	2016

Claims and claim adjustment expense reserves at beginning of year	$47,929	$48,272
Less reinsurance recoverables on unpaid losses	7,981	8,449
Net reserves at beginning of year	39,948	39,823
Estimated claims and claim adjustment expenses for claims arising in the current year	4,126	3,843
Estimated decrease in claims and claim adjustment expenses for claims arising in prior years	(50)	(149)
Total increases	4,076	3,694
Claims and claim adjustment expense payments for claims arising in:
Current year	887	789
Prior years	2,812	2,563
Total payments	3,699	3,352
Unrealized foreign exchange loss	34	102
Net reserves at end of period	40,359	40,267
Plus reinsurance recoverables on unpaid losses	7,942	8,351
Claims and claim adjustment expense reserves at end of period	$48,301	$48,618

Gross claims and claim adjustment expense reserves at March 31, 2017 increased by $372 million from December 31, 2016, primarily reflecting the impacts of (i) higher volumes of insured exposures and loss cost trends for the current accident year and (ii) catastrophe losses incurred in the first quarter of 2017, partially offset by the impacts of (iii) payments related to operations in runoff and (iv) net favorable prior year reserve development.

Reinsurance recoverables on unpaid losses at March 31, 2017 decreased by $39 million from December 31, 2016, primarily reflecting the impact of cash collections in the first three months of 2017.

Prior Year Reserve Development

The following disclosures regarding reserve development are on a “net of reinsurance” basis.

For the three months ended March 31, 2017 and 2016, estimated claims and claim adjustment expenses incurred included $50 million and $149 million, respectively, of net favorable development for claims arising in prior years, including $81 million and $180 million, respectively, of net favorable prior year reserve development impacting the Company’s results of operations and $13 million of accretion of discount in each period.

Business Insurance. Net favorable prior year reserve development in the first quarter of 2017 totaled $61 million, primarily driven by better than expected loss experience in the Company’s domestic operations in (i) the workers’ compensation product line for multiple accident years and (ii) the general liability product line for both primary and excess coverages for accident years 2009 and prior as well as accident year 2014, partially offset by (iii) net unfavorable prior year reserve development in the Company’s international operations in Europe due to the U.K. Ministry of Justice’s recent “Ogden” discount rate adjustment applied to lump sum bodily injury payouts.  Net favorable prior year reserve development in the first quarter of 2016 totaled $74 million, primarily driven by better than expected loss experience in the Company’s domestic operations in (i) the workers’ compensation product line for excess coverages for accident years 2006 and prior, (ii) the general liability product line, primarily related to excess coverages for accident years 2011 and 2013 and (iii) the commercial automobile product line for accident years 2010 and prior, as well as in the Company’s international operations in Europe.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

6.                                      INSURANCE CLAIM RESERVES, Continued

Bond & Specialty Insurance.  Net favorable prior year reserve development in the first quarter of 2017 totaled $14 million.  Net favorable prior year reserve development in first quarter 2016 totaled $66 million, primarily driven by better than expected loss experience in the Company’s domestic operations in the surety product line for accident years 2012 through 2014.

Personal Insurance.  Net favorable prior year reserve development in the first quarter of 2017 totaled $6 million.  Net favorable prior year reserve development in first quarter 2016 totaled $40 million, primarily driven by better than expected loss experience in the Company’s domestic operations in (i) the Homeowners and Other product line for liability coverages for accident year 2014 and (ii) in the Automobile product line for accident year 2014, as well as in the Company’s international operations in Canada.

7.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in the Company’s accumulated other comprehensive income (AOCI) for the three months ended March 31, 2017.

	Changes in Net Unrealized Gains on Investment Securities
			Net Benefit Plan
	Having No Credit	Having Credit Losses	Assets and		Total Accumulated
	Losses Recognized in	Recognized in the	Obligations	Net Unrealized	Other
	the Consolidated	Consolidated	Recognized in	Foreign Currency	Comprehensive
(in millions)	Statement of Income	Statement of Income	Shareholders’ Equity	Translation	Income (Loss)

Balance, December 31, 2016	$528	$202	$(703)	$(782)	$(755)

Other comprehensive income (OCI) before reclassifications	100	—	—	35	135
Amounts reclassified from AOCI	(7)	—	12	—	5
Net OCI, current period	93	—	12	35	140
Balance, March 31, 2017	$621	$202	$(691)	$(747)	$(615)

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

7.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME, Continued

The following table presents the pre-tax components of the Company’s other comprehensive income and the related income tax expense for the three months ended March 31, 2017 and 2016.

(for the three months ended March 31, in millions)	2017	2016

Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	$144	$714
Income tax expense	51	247
Net of taxes	93	467

Having credit losses recognized in the consolidated statement of income	—	5
Income tax expense	—	2
Net of taxes	—	3

Net changes in benefit plan assets and obligations	17	16
Income tax expense	5	5
Net of taxes	12	11

Net changes in unrealized foreign currency translation	41	103
Income tax expense	6	13
Net of taxes	35	90

Total other comprehensive income	202	838
Total income tax expense	62	267
Total other comprehensive income, net of taxes	$140	$571

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

7.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME, Continued

The following table presents the pre-tax and related income tax (expense) benefit components of the amounts reclassified from the Company’s AOCI to the Company’s consolidated statement of income for the three months ended March 31, 2017 and 2016.

(for the three months ended March 31, in millions)	2017	2016

Reclassification adjustments related to unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income (1)	$(10)	$(11)
Income tax expense (2)	(3)	(4)
Net of taxes	(7)	(7)

Having credit losses recognized in the consolidated statement of income (1)	—	11
Income tax benefit (2)	—	4
Net of taxes	—	7

Reclassification adjustment related to benefit plan assets and obligations:
Claims and claim adjustment expenses (3)	7	6
General and administrative expenses (3)	10	10
Total	17	16
Income tax benefit (2)	5	5
Net of taxes	12	11

Reclassification adjustment related to foreign currency translation (1)	—	—
Income tax benefit (2)	—	—
Net of taxes	—	—

Total reclassifications	7	16
Total income tax benefit	2	5
Total reclassifications, net of taxes	$5	$11

(1)         (Increases) decreases net realized investment gains (losses) on the consolidated statement of income.

(2)         (Increases) decreases income tax expense on the consolidated statement of income.

(3)         Increases (decreases) expenses on the consolidated statement of income.

8.                                      COMMON SHARE REPURCHASES

During the three months ended March 31, 2017, the Company repurchased 1.9 million shares under its share repurchase authorization for a total cost of $225 million.  The average cost per share repurchased was $120.86.  On April 20, 2017, the Board of Directors approved a share repurchase authorization that added an additional $5.0 billion of repurchase capacity to the $709 million of capacity remaining at March 31, 2017.  In addition, the Company acquired 0.5 million shares for a total cost of $61 million during the three months ended March 31, 2017 that were not part of the publicly announced share repurchase authorization.  These shares consisted of shares retained to cover payroll withholding taxes in connection with the vesting of restricted stock unit awards and performance share awards, and shares used by employees to cover the price of certain stock options that were exercised.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

9.                       EARNINGS PER SHARE

The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the periods presented:

	Three Months Ended March 31,
(in millions, except per share amounts)	2017	2016

Basic and Diluted
Net income, as reported	$617	$691
Participating share-based awards — allocated income	(4)	(5)
Net income available to common shareholders — basic and diluted	$613	$686

Common Shares
Basic
Weighted average shares outstanding	279.7	294.2

Diluted
Weighted average shares outstanding	279.7	294.2
Weighted average effects of dilutive securities — stock options and performance shares	2.7	3.7
Total	282.4	297.9

Net Income per Common Share
Basic	$2.19	$2.33
Diluted	$2.17	$2.30

10.                               SHARE-BASED INCENTIVE COMPENSATION

The following information relates to fully vested stock option awards at March 31, 2017:

Stock Options	Number	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining	Aggregate Intrinsic Value ($ in millions)
Vested at end of period (1)	6,328,223	$86.11	6.5 years	$218
Exercisable at end of period	3,631,047	$68.37	4.8 years	$189

(1) Represents awards for which the requisite service has been rendered, including those that are retirement eligible.

The total compensation cost for all share-based incentive compensation awards recognized in earnings was $42 million and $50 million for the three months ended March 31, 2017 and 2016, respectively.  The related tax benefits recognized in earnings were $14 million and $17 million for the three months ended March 31, 2017 and 2016, respectively.

The total unrecognized compensation cost related to all nonvested share-based incentive compensation awards at March 31, 2017 was $214 million, which is expected to be recognized over a weighted-average period of 2.2 years.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

11.                PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS

The following table summarizes the components of net periodic benefit cost for the Company’s pension and postretirement benefit plans recognized in the consolidated statement of income.

	Pension Plans		Postretirement Benefit Plans
(for the three months ended March 31, in millions)	2017	2016	2017	2016

Net Periodic Benefit Cost:
Service cost	$30	$29	$—	$—
Non-service cost:
Interest cost on benefit obligation	31	30	2	2
Expected return on plan assets	(60)	(57)	—	—
Amortization of unrecognized:
Prior service benefit	—	—	(1)	(1)
Net actuarial loss	18	17	—	—
Total non-service cost	(11)	(10)	1	1
Net periodic benefit cost	$19	$19	$1	$1

The following table indicates the line items in which the respective service costs and non-service benefit costs are presented in the consolidated statement of income.

	Pension Plans		Postretirement Benefit Plans
(for the three months ended March 31, in millions)	2017	2016	2017	2016

Service Cost:
Claims and claim adjustment expenses	$12	$12	$—	$—
General and administrative expenses	18	17	—	—
Total service cost	30	29	—	—
Non-Service Cost:
Claims and claim adjustment expenses	(4)	(4)	—	—
General and administrative expenses	(7)	(6)	1	1
Total non-service cost	(11)	(10)	1	1
Net periodic benefit cost	$19	$19	$1	$1

12.                               CONTINGENCIES, COMMITMENTS AND GUARANTEES

Contingencies

The major pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of its subsidiaries is a party or to which any of the Company’s properties is subject are described below.

Asbestos and Environmental Claims and Litigation

In the ordinary course of its insurance business, the Company has received and continues to receive claims for insurance arising under policies issued by the Company asserting alleged injuries and damages from asbestos- and environmental-related exposures that are the subject of related coverage litigation. The Company is defending asbestos- and environmental-related litigation vigorously and believes that it has meritorious defenses; however, the outcomes of these disputes are uncertain.  In this regard, the Company employs dedicated specialists and aggressive resolution strategies to manage asbestos and environmental loss exposure, including settling litigation under appropriate circumstances.  Currently, it is not possible to predict legal outcomes and their impact on the future development of claims and litigation relating to asbestos and

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                               CONTINGENCIES, COMMITMENTS AND GUARANTEES, Continued

environmental claims. Any such development will be affected by future court decisions and interpretations, as well as changes in applicable legislation. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Company’s current insurance reserves. In addition, the Company’s estimate of ultimate claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s results of operations in future periods.

Other Proceedings Not Arising Under Insurance Contracts or Reinsurance Agreements

The Company is involved in other lawsuits, including lawsuits alleging extra-contractual damages relating to insurance contracts or reinsurance agreements, that do not arise under insurance contracts or reinsurance agreements.  The legal costs associated with such lawsuits are expensed in the period in which the costs are incurred.  Based upon currently available information, the Company does not believe it is reasonably possible that any such lawsuit or related lawsuits would be material to the Company’s results of operations or would have a material adverse effect on the Company’s financial position or liquidity.

Gain Contingency

On August 17, 2010, in a reinsurance dispute in New York state court captioned United States Fidelity & Guaranty Company v. American Re-Insurance Company, et al., the trial court granted summary judgment for United States Fidelity and Guaranty Company (USF&G), a subsidiary of the Company, and denied summary judgment for the reinsurers. The Court of Appeals largely affirmed the entry of summary judgment, but remanded two discrete issues for trial. Thereafter, the reinsurers filed a motion with the trial court to change venue, and the trial court denied the motion.

On November 7, 2016, the Company agreed to a settlement with one of the three defendants then remaining in this dispute. The Company received payment under the settlement in the fourth quarter of 2016 and, as a result, recognized a $126 million pre-tax ($82 million after-tax) gain in the fourth quarter, which was included in “other revenues” in the consolidated statement of income for the year ended December 31, 2016.  The reinsurance recoverable balance related to this case was reduced from approximately $238 million to approximately $31 million in the Company’s consolidated balance sheet.

On December 22, 2016, the Appellate Court, First Department affirmed the denial of the reinsurers’ motion to change venue and a trial is set to proceed on May 1, 2017 with regard to the remaining two defendants — both of which are subsidiaries of the same company.  At March 31, 2017, the claim related to the remaining defendants totaled $71 million, comprising the $31 million of reinsurance recoverable plus interest amounting to $40 million as of that date. Interest will continue to accrue at an annual rate of 9% until the amounts owed by the remaining defendants are paid, though the reinsurers still party to the case contested that interest is owed in a brief filed on June 6, 2016.  The interest that would be owed as part of any judgment ultimately entered in favor of the Company related to the remaining defendants is treated for accounting purposes as a gain contingency in accordance with FASB Topic 450, Contingencies, and accordingly has not been recognized in the Company’s consolidated financial statements.

Other Commitments and Guarantees

Commitments

Investment Commitments — The Company has unfunded commitments to private equity limited partnerships and real estate partnerships in which it invests.  These commitments totaled $1.60 billion at both March 31, 2017 and December 31, 2016.

Guarantees

The maximum amount of the Company’s contingent obligation for indemnifications related to the sale of businesses that are quantifiable was $358 million at March 31, 2017, of which $2 million was recognized on the balance sheet at that date.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                               CONTINGENCIES, COMMITMENTS AND GUARANTEES, Continued

The maximum amount of the Company’s obligation for guarantees of certain investments and third-party loans related to certain investments that are quantifiable was $150 million at March 31, 2017, approximately $75 million of which is indemnified by a third party.  The maximum amount of the Company’s obligation related to the guarantee of certain insurance policy obligations of a former insurance subsidiary was $480 million at March 31, 2017, all of which is indemnified by a third party.  For more information regarding Company guarantees, see note 16 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

13.                                 CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

The following consolidating financial statements of the Company have been prepared pursuant to Rule 3-10 of Regulation S-X. These consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. The Travelers Companies, Inc. (excluding its subsidiaries, TRV) has fully and unconditionally guaranteed certain debt obligations of Travelers Property Casualty Corp. (TPC), which totaled $700 million at March 31, 2017.

Prior to the merger of TPC and The St. Paul Companies, Inc. in 2004, TPC fully and unconditionally guaranteed the payment of all principal, premiums, if any, and interest on certain debt obligations of its wholly-owned subsidiary, Travelers Insurance Group Holdings, Inc. (TIGHI). Concurrent with the merger, TRV fully and unconditionally assumed such guarantee obligations of TPC. TPC is deemed to have no assets or operations independent of TIGHI. Consolidating financial information for TIGHI has not been presented herein because such financial information would be substantially the same as the financial information provided for TPC.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                                 CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the three months ended March 31, 2017

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated
Revenues
Premiums	$4,228	$1,955	$—	$—	$6,183
Net investment income	412	194	4	—	610
Fee income	113	—	—	—	113
Net realized investment gains (losses) (1)	(4)	9	—	—	5
Other revenues	24	9	—	(2)	31
Total revenues	4,773	2,167	4	(2)	6,942
Claims and expenses
Claims and claim adjustment expenses	2,752	1,342	—	—	4,094
Amortization of deferred acquisition costs	668	335	—	—	1,003
General and administrative expenses	703	292	3	(2)	996
Interest expense	12	—	77	—	89
Total claims and expenses	4,135	1,969	80	(2)	6,182
Income (loss) before income taxes	638	198	(76)	—	760
Income tax expense (benefit)	130	54	(41)	—	143
Net income of subsidiaries	—	—	652	(652)	—
Net income	$508	$144	$617	$(652)	$617

(1)          Total other-than-temporary impairment (OTTI) for the three months ended March 31, 2017, and the amounts comprising total OTTI that were recognized in net realized investment gains (losses) and in other comprehensive income (OCI) were as follows:

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated

Total OTTI losses	$—	$(1)	$—	$—	$(1)
OTTI losses recognized in net realized investment gains (losses)	$(1)	$(1)	$—	$—	$(2)
OTTI gains recognized in OCI	$1	$—	$—	$—	$1

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                                 CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the three months ended March 31, 2016

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated
Revenues
Premiums	$4,085	$1,896	$—	$—	$5,981
Net investment income	376	166	2	—	544
Fee income	117	—	—	—	117
Net realized investment gains (losses) (1)	(16)	7	—	—	(9)
Other revenues	48	16	—	(11)	53
Total revenues	4,610	2,085	2	(11)	6,686
Claims and expenses
Claims and claim adjustment expenses	2,520	1,192	—	—	3,712
Amortization of deferred acquisition costs	650	321	—	—	971
General and administrative expenses	704	298	4	(11)	995
Interest expense	12	—	79	—	91
Total claims and expenses	3,886	1,811	83	(11)	5,769
Income (loss) before income taxes	724	274	(81)	—	917
Income tax expense (benefit)	199	69	(42)	—	226
Net income of subsidiaries	—	—	730	(730)	—
Net income	$525	$205	$691	$(730)	$691

(1)          Total other-than-temporary impairment (OTTI) for the three months ended March 31, 2016, and the amounts comprising total OTTI that were recognized in net realized investment gains (losses) and in other comprehensive income (OCI) were as follows:

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated

Total OTTI losses	$(14)	$(14)	$—	$—	$(28)
OTTI losses recognized in net realized investment gains (losses)	$(9)	$(9)	$—	$—	$(18)
OTTI losses recognized in OCI	$(5)	$(5)	$—	$—	$(10)

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the three months ended March 31, 2017

		Other
(in millions)	TPC	Subsidiaries	TRV	Eliminations	Consolidated
Net income	$508	$144	$617	$(652)	$617

Other comprehensive income:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	93	44	7	—	144
Having credit losses recognized in the consolidated statement of income	1	(1)	—	—	—
Net changes in benefit plan assets and obligations	—	—	17	—	17
Net changes in unrealized foreign currency translation	25	16	—	—	41
Other comprehensive income before income taxes and other comprehensive income of subsidiaries	119	59	24	—	202
Income tax expense	37	16	9	—	62
Other comprehensive income, net of taxes, before other comprehensive income of subsidiaries	82	43	15	—	140
Other comprehensive income of subsidiaries	—	—	125	(125)	—
Other comprehensive income	82	43	140	(125)	140
Comprehensive income	$590	$187	$757	$(777)	$757

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the three months ended March 31, 2016

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated
Net income	$525	$205	$691	$(730)	$691

Other comprehensive income:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	485	228	1	—	714
Having credit losses recognized in the consolidated statement of income	2	3	—	—	5
Net changes in benefit plan assets and obligations	—	1	15	—	16
Net changes in unrealized foreign currency translation	94	9	—	—	103
Other comprehensive income before income taxes and other comprehensive income of subsidiaries	581	241	16	—	838
Income tax expense	181	79	7	—	267
Other comprehensive income, net of taxes, before other comprehensive income of subsidiaries	400	162	9	—	571
Other comprehensive income of subsidiaries	—	—	562	(562)	—
Other comprehensive income	400	162	571	(562)	571
Comprehensive income	$925	$367	$1,262	$(1,292)	$1,262

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING BALANCE SHEET (Unaudited)

At March 31, 2017

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated
Assets
Fixed maturities, available for sale, at fair value (amortized cost $60,269)	$42,549	$18,669	$50	$—	$61,268
Equity securities, available for sale, at fair value (cost $512)	173	416	162	—	751
Real estate investments	55	871	—	—	926
Short-term securities	2,202	559	2,056	—	4,817
Other investments	2,605	889	1	—	3,495
Total investments	47,584	21,404	2,269	—	71,257
Cash	91	156	2	—	249
Investment income accrued	402	169	4	—	575
Premiums receivable	4,730	2,282	—	—	7,012
Reinsurance recoverables	5,628	2,571	—	—	8,199
Ceded unearned premiums	668	77	—	—	745
Deferred acquisition costs	1,794	193	—	—	1,987
Deferred taxes	38	201	22	—	261
Contractholder receivables	3,715	953	—	—	4,668
Goodwill	2,582	1,002	—	—	3,584
Other intangible assets	202	64	—	—	266
Investment in subsidiaries	—	—	27,118	(27,118)	—
Other assets	2,094	311	38	—	2,443
Total assets	$69,528	$29,383	$29,453	$(27,118)	$101,246
Liabilities
Claims and claim adjustment expense reserves	$32,421	$15,899	$—	$—	$48,320
Unearned premium reserves	8,918	3,896	—	—	12,814
Contractholder payables	3,715	953	—	—	4,668
Payables for reinsurance premiums	259	170	—	—	429
Debt	693	—	5,745	—	6,438
Other liabilities	3,870	989	106	—	4,965
Total liabilities	49,876	21,907	5,851	—	77,634
Shareholders’ equity
Common stock (1,750.0 shares authorized; 279.4 shares issued and outstanding)	—	390	22,724	(390)	22,724
Additional paid-in capital	11,634	6,499	—	(18,133)	—
Retained earnings	7,908	678	32,613	(8,576)	32,623
Accumulated other comprehensive income (loss)	110	(91)	(615)	(19)	(615)
Treasury stock, at cost (491.9 shares)	—	—	(31,120)	—	(31,120)
Total shareholders’ equity	19,652	7,476	23,602	(27,118)	23,612
Total liabilities and shareholders’ equity	$69,528	$29,383	$29,453	$(27,118)	$101,246

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING BALANCE SHEET (Unaudited)

At December 31, 2016

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated
Assets
Fixed maturities, available for sale, at fair value (amortized cost $59,650)	$42,014	$18,452	$49	$—	$60,515
Equity securities, available for sale, at fair value (cost $504)	169	408	155	—	732
Real estate investments	56	872	—	—	928
Short-term securities	2,447	791	1,627	—	4,865
Other investments	2,569	878	1	—	3,448
Total investments	47,255	21,401	1,832	—	70,488
Cash	141	164	2	—	307
Investment income accrued	441	183	6	—	630
Premiums receivable	4,545	2,177	—	—	6,722
Reinsurance recoverables	5,664	2,623	—	—	8,287
Ceded unearned premiums	536	53	—	—	589
Deferred acquisition costs	1,741	182	—	—	1,923
Deferred taxes	216	224	25	—	465
Contractholder receivables	3,656	953	—	—	4,609
Goodwill	2,578	1,002	—	—	3,580
Other intangible assets	202	66	—	—	268
Investment in subsidiaries	—	—	27,137	(27,137)	—
Other assets	1,973	370	34	—	2,377
Total assets	$68,948	$29,398	$29,036	$(27,137)	$100,245
Liabilities
Claims and claim adjustment expense reserves	$32,168	$15,781	$—	$—	$47,949
Unearned premium reserves	8,575	3,754	—	—	12,329
Contractholder payables	3,656	953	—	—	4,609
Payables for reinsurance premiums	156	117	—	—	273
Debt	693	—	5,744	—	6,437
Other liabilities	4,106	1,239	82	—	5,427
Total liabilities	49,354	21,844	5,826	—	77,024
Shareholders’ equity
Common stock (1,750.0 shares authorized; 279.6 shares issued and outstanding)	—	390	22,614	(390)	22,614
Additional paid-in capital	11,634	6,499	—	(18,133)	—
Retained earnings	7,933	797	32,185	(8,719)	32,196
Accumulated other comprehensive income (loss)	27	(132)	(755)	105	(755)
Treasury stock, at cost (489.5 shares)	—	—	(30,834)	—	(30,834)
Total shareholders’ equity	19,594	7,554	23,210	(27,137)	23,221
Total liabilities and shareholders’ equity	$68,948	$29,398	$29,036	$(27,137)	$100,245

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the three months ended March 31, 2017

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated
Cash flows from operating activities
Net income	$508	$144	$617	$(652)	$617
Net adjustments to reconcile net income to net cash provided by (used in) operating activities	112	(16)	205	(143)	158
Net cash provided by operating activities	620	128	822	(795)	775
Cash flows from investing activities
Proceeds from maturities of fixed maturities	1,638	580	—	—	2,218
Proceeds from sales of investments:
Fixed maturities	88	100	—	—	188
Equity securities	2	19	—	—	21
Real estate investments	—	11	—	—	11
Other investments	144	51	—	—	195
Purchases of investments:
Fixed maturities	(2,191)	(864)	(1)	—	(3,056)
Equity securities	(1)	(20)	(1)	—	(22)
Real estate investments	—	(16)	—	—	(16)
Other investments	(96)	(28)	—	—	(124)
Net sales (purchases) of short-term securities	245	233	(429)	—	49
Securities transactions in course of settlement	102	53	2	—	157
Other	(70)	7	—	—	(63)
Net cash provided by (used in) investing activities	(139)	126	(429)	—	(442)
Cash flows from financing activities
Treasury stock acquired — share repurchase authorization	—	—	(225)	—	(225)
Treasury stock acquired — net employee share-based compensation	—	—	(61)	—	(61)
Dividends paid to shareholders	—	—	(190)	—	(190)
Issuance of common stock — employee share options	—	—	83	—	83
Dividends paid to parent company	(532)	(263)	—	795	—
Net cash used in financing activities	(532)	(263)	(393)	795	(393)
Effect of exchange rate changes on cash	1	1	—	—	2
Net decrease in cash	(50)	(8)	—	—	(58)
Cash at beginning of year	141	164	2	—	307
Cash at end of period	$91	$156	$2	$—	$249
Supplemental disclosure of cash flow information
Income taxes paid	$1	$1	$—	$—	$2
Interest paid	$16	$—	$27	$—	$43

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

13.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the three months ended March 31, 2016

(in millions)	TPC	Other Subsidiaries	TRV	Eliminations	Consolidated
Cash flows from operating activities
Net income	$525	$205	$691	$(730)	$691
Net adjustments to reconcile net income to net cash provided by (used in) operating activities	151	(55)	115	(52)	159
Net cash provided by operating activities	676	150	806	(782)	850
Cash flows from investing activities
Proceeds from maturities of fixed maturities	1,239	507	2	—	1,748
Proceeds from sales of investments:
Fixed maturities	237	183	1	—	421
Equity securities	4	10	—	—	14
Real estate investments	—	69	—	—	69
Other investments	122	64	—	—	186
Purchases of investments:
Fixed maturities	(1,534)	(1,162)	(4)	—	(2,700)
Equity securities	(1)	(10)	(1)	—	(12)
Real estate investments	—	(7)	—	—	(7)
Other investments	(123)	(39)	—	—	(162)
Net sales (purchases) of short-term securities	(152)	317	(80)	—	85
Securities transactions in course of settlement	159	131	1	—	291
Other	(78)	(1)	—	—	(79)
Net cash provided by (used in) investing activities	(127)	62	(81)	—	(146)
Cash flows from financing activities
Treasury stock acquired — share repurchase authorization	—	—	(550)	—	(550)
Treasury stock acquired — net employee share-based compensation	—	—	(59)	—	(59)
Dividends paid to shareholders	—	—	(180)	—	(180)
Issuance of common stock — employee share options	—	—	64	—	64
Dividends paid to parent company	(565)	(217)	—	782	—
Net cash used in financing activities	(565)	(217)	(725)	782	(725)
Effect of exchange rate changes on cash	2	—	—	—	2
Net decrease in cash	(14)	(5)	—	—	(19)
Cash at beginning of year	225	153	2	—	380
Cash at end of period	$211	$148	$2	$—	$361
Supplemental disclosure of cash flow information
Income taxes paid (received)	$51	$17	$(5)	$—	$63
Interest paid	$16	$—	$26	$—	$42

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

Item 2.         MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the Company’s financial condition and results of operations.

FINANCIAL HIGHLIGHTS

2017 First Quarter Consolidated Results of Operations

•                   Net income of $617 million, or $2.19 per share basic and $2.17 per share diluted

•                   Net earned premiums of $6.18 billion

•                   Catastrophe losses of $347 million ($226 million after-tax)

•                   Net favorable prior year reserve development of $81 million ($44 million after-tax)

•                   Combined ratio of 96.0%

•                   Net investment income of $610 million ($480 million after-tax)

•                   Operating cash flows of $775 million

2017 First Quarter Consolidated Financial Condition

•                   Total investments of $71.26 billion; fixed maturities and short-term securities comprise 93% of total investments

•                   Total assets of $101.25 billion

•                   Total debt of $6.44 billion, resulting in a debt-to-total capital ratio of 21.4% (22.0% excluding net unrealized investment gains, net of tax)

•                   Repurchased 2.4 million common shares for a total cost of $286 million and paid $190 million of dividends to shareholders

•                   Common stock dividend increased to $0.72 per share, a 7.5% increase, on April 20, 2017

•                   Share repurchase authorization increased by $5.0 billion on April 20, 2017

•                   Shareholders’ equity of $23.61 billion

•                   Net unrealized investment gains of $1.26 billion ($823 million after-tax)

•                   Book value per common share of $84.51

•                  Holding company liquidity of $2.11 billion

Realignment of Reportable Business Segments

Effective April 1, 2017, the Company’s results are being reported in the following three business segments — Business Insurance, Bond & Specialty Insurance and Personal Insurance, reflecting a change in the manner in which the Company’s businesses are being managed as of that date, as well as the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten.  While the segmentation of the Company’s domestic businesses is unchanged, the Company’s international businesses, which were previously managed and reported in total within the Business and International Insurance segment, are now being disaggregated by product type among the three newly aligned reportable business segments.  All prior periods presented have been reclassified to conform to this presentation.

In connection with these changes, the Company has revised the names and descriptions of certain businesses comprising the Company’s segments and has reflected other related changes.  The following discussion of segment results is based on the realigned reportable business segment structure effective April 1, 2017.

Agreement to Acquire U.K. — Based Simply Business

On March 13, 2017, the Company announced an agreement to acquire Simply Business from Aquiline Capital Partners LLC for total consideration of approximately $490 million, which includes the repayment of debt and other obligations at the completion of the transaction.  Simply Business is a leading digital provider of insurance policies to small businesses in the United Kingdom, offering products online on behalf of a broad panel of carriers.  The Company expects to fund the transaction, subject to market conditions, through a combination of debt financing and internal resources. The transaction is expected to close in the third quarter of 2017, subject to regulatory approvals and other customary closing conditions.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

CONSOLIDATED OVERVIEW

Consolidated Results of Operations

(for the three months ended March 31, in millions except ratio and per share amounts)	2017	2016
Revenues
Premiums	$6,183	$5,981
Net investment income	610	544
Fee income	113	117
Net realized investment gains (losses)	5	(9)
Other revenues	31	53
Total revenues	6,942	6,686
Claims and expenses
Claims and claim adjustment expenses	4,094	3,712
Amortization of deferred acquisition costs	1,003	971
General and administrative expenses	996	995
Interest expense	89	91
Total claims and expenses	6,182	5,769
Income before income taxes	760	917
Income tax expense	143	226
Net income	$617	$691
Net income per share
Basic	$2.19	$2.33
Diluted	$2.17	$2.30
Combined ratio
Loss and loss adjustment expense ratio	65.3%	61.1%
Underwriting expense ratio	30.7	31.2
Combined ratio	96.0%	92.3%

The following discussions of the Company’s net income and segment income are presented on an after-tax basis.  Discussions of the components of net income and segment income are presented on a pre-tax basis, unless otherwise noted.  Discussions of net income per common share are presented on a diluted basis.

Overview

Diluted net income per share of $2.17 in the first quarter of 2017 decreased by 6% from diluted net income per share of $2.30 in the same period of 2016.  Net income of $617 million in the first quarter of 2017 decreased by 11% from net income of $691 million in the same period of 2016.  The lower rate of decrease in diluted net income per share reflected the impact of share repurchases in recent periods.  The decrease in net income primarily reflected the pre-tax impacts of (i) lower net favorable prior year reserve development, (ii) lower underwriting margins excluding catastrophe losses and prior year reserve development (“underlying underwriting margins”), (iii) higher catastrophe losses and (iv) lower other revenues, partially offset by (v) higher net investment income.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 was $81 million and $180 million, respectively.  Catastrophe losses in the first quarters of 2017 and 2016 were $347 million and $318 million, respectively.  The lower underlying underwriting margins primarily resulted from the impacts of (i) normal quarterly variability in non-catastrophe weather-related losses and other loss activity and (ii) the timing of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016. Partially offsetting the net pre-tax decrease in income was a related decrease in income tax expense.  In addition, income tax expense in the first quarter of 2017 was reduced by $39 million as a result of the resolution of prior year income tax matters.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

The Company has insurance operations in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s, as well as in Brazil and Colombia, primarily through joint ventures.  Because these operations are conducted in local currencies other than the U.S. dollar, the Company is subject to changes in foreign currency exchange rates.  For the three months ended March 31, 2017 and 2016, changes in foreign currency exchange rates had the impact of lowering the reported line items in the statement of income by insignificant amounts.  The impact of these changes was not material to the Company’s net income or segment income in any of the Company’s reportable business segments for the periods reported.

Revenues

Earned Premiums

Earned premiums in the first quarter of 2017 were $6.18 billion, $202 million or 3% higher than in the same period of 2016.  In Business Insurance, earned premiums in the first quarter of 2017 were comparable with the same period of 2016. In Bond & Specialty Insurance, earned premiums in the first quarter of 2017 were 1% higher than in the same period of 2016.  In Personal Insurance, earned premiums in the first quarter of 2017 were 9% higher than in the same period of 2016.  Factors contributing to the changes in earned premiums are discussed in more detail in the segment discussions that follow.

Net Investment Income

The following table sets forth information regarding the Company’s investments.

(for the three months ended March 31, dollars in millions)	2017	2016
Average investments (1)	$70,865	$69,926
Pre-tax net investment income	610	544
After-tax net investment income	480	439
Average pre-tax yield (2)	3.4%	3.1%
Average after-tax yield (2)	2.7%	2.5%

(1)                  Excludes net unrealized investment gains and losses and reflects cash, receivables for investment sales, payables on investment purchases and accrued investment income.

(2)                  Excludes net realized and net unrealized investment gains and losses.

Net investment income in the first quarter of 2017 was $610 million, $66 million or 12% higher than in the same period of 2016.  Net investment income from fixed maturity investments was $477 million in the first quarter of 2017, a decrease of $26 million from the same period in 2016.  The decrease primarily resulted from lower long-term reinvestment rates available in the market, partially offset by the impact of a slightly higher level of fixed maturity investments.  Net investment income generated by non-fixed maturity investments was $131 million in the first quarter of 2017, $87 million higher than in the same period of 2016, primarily due to higher returns from private equity limited partnerships.

Fee Income

The National Accounts market in Business Insurance is the primary source of the Company’s fee-based business.  The $4 million decrease in fee income in the first quarter of 2017 compared with the same period of 2016 is discussed in the Business Insurance discussion that follows.

Net Realized Investment Gains (Losses)

The following table sets forth information regarding the Company’s net realized investment gains (losses).

(for the three months ended March 31, in millions)	2017	2016
Net Realized Investment Gains (Losses)
Other-than-temporary impairment losses	$(2)	$(18)
Other net realized investment gains	7	9
Net realized investment gains (losses)	$5	$(9)

Other Revenues

Other revenues in the first quarters of 2017 and 2016 included installment premium charges.  Other revenues in the first quarter of 2016 also included proceeds from the favorable settlement of a claims-related legal matter in Business Insurance.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the first quarter of 2017 were $4.09 billion, $382 million or 10% higher than in the same period of 2016, primarily reflecting the impacts of (i) higher volumes of insured exposures, (ii) lower net favorable prior year reserve development, (iii) loss cost trends, (iv) normal quarterly variability in non-catastrophe weather-related losses and other loss activity, (v) the timing of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016 and (vi) higher catastrophe losses.  Catastrophe losses in the first quarter of 2017 primarily resulted from wind and hail storms in several regions of the United States, as well as a winter storm in the eastern United States.  Catastrophe losses in the first quarter of 2016 primarily resulted from wind and hail storms in Texas and several other regions of the United States, as well as winter storms in the eastern United States.

Factors contributing to net favorable prior year reserve development during the first quarters of 2017 and 2016 are discussed in more detail in note 6 of notes to the unaudited consolidated financial statements.

Significant Catastrophe Losses

The following table presents the amount of losses recorded by the Company for significant catastrophes that occurred in the three months ended March 31, 2017 and 2016, the amount of net unfavorable (favorable) prior year reserve development recognized in the three months ended March 31, 2017 and 2016 for significant catastrophes that occurred in 2016 and 2015, and the estimate of ultimate losses for those catastrophes at March 31, 2017 and December 31, 2016.  For purposes of the table, a significant catastrophe is an event for which the Company estimates its ultimate losses will be $100 million or more after reinsurance and before taxes.  For the Company’s definition of a catastrophe, refer to “Part II—Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Overview” in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

	Losses Incurred/Unfavorable (Favorable) Prior Year Reserve Development For The Three Months Ended March 31,		Estimated Ultimate Losses
(in millions, pre-tax and net of reinsurance)	2017	2016	March 31, 2017	December 31, 2016

2015
PCS Serial Number:
68 — Winter storm	$4	$—	$133	$129

2016
PCS Serial Number:
21 — Severe wind and hail storms	1	163	151	150
25 — Severe wind and hail storms	5	n/a	173	168

2017
PCS Serial Number:
22 — Severe wind and hail storms	115	n/a	115	n/a

n/a: not applicable.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in the first quarter of 2017 was $1.00 billion, $32 million or 3% higher than in the same period of 2016.  Amortization of deferred acquisition costs is discussed in more detail in the segment discussions that follow.

General and Administrative Expenses

General and administrative expenses in the first quarter of 2017 were $996 million, comparable with the same period of 2016.  General and administrative expenses are discussed in more detail in the segment discussions that follow.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Interest Expense

Interest expense in the first quarters of 2017 and 2016 was $89 million and $91 million, respectively.

Income Tax Expense

Income tax expense in the first quarter of 2017 was $143 million, $83 million or 37% lower than in the same period of 2016, primarily reflecting the impact of the $157 million decline in income before income taxes and the $39 million reduction in income tax expense resulting from the resolution of prior year income tax matters.

The Company’s effective tax rate was 19% and 25% in the first quarters of 2017 and 2016, respectively.  The effective tax rates in both periods were lower than the statutory rate of 35% primarily due to the impact of tax-exempt investment income on the calculation of the Company’s income tax provision.  In addition, the effective tax rate in the first quarter of 2017 reflected the impact of the resolution of prior year income tax matters.

Combined Ratio

The combined ratio of 96.0% in the first quarter of 2017 was 3.7 points higher than the combined ratio of 92.3% in the same period of 2016.

The loss and loss adjustment expense ratio of 65.3% in the first quarter of 2017 was 4.2 points higher than the loss and loss adjustment expense ratio of 61.1% in the same period of 2016.  Catastrophe losses accounted for 5.6 points and 5.3 points of the 2017 and 2016 first quarter loss and loss adjustment expense ratios, respectively.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 provided 1.3 points and 3.0 points of benefit, respectively, to the loss and loss adjustment expense ratio.  The 2017 first quarter loss and loss adjustment expense ratio excluding prior year reserve development and catastrophe losses (“underlying loss and loss adjustment expense ratio”) was 2.2 points higher than the 2016 ratio on the same basis, primarily reflecting the impacts of (i) normal quarterly variability in non-catastrophe weather-related losses and other loss activity and (ii) the timing of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016.

The underwriting expense ratio of 30.7% in the first quarter of 2017 was 0.5 points lower than the underwriting expense ratio of 31.2% in the same period of 2016.

Written Premiums

Consolidated gross and net written premiums were as follows:

	Gross Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Business Insurance	$4,271	$4,199
Bond & Specialty Insurance	601	577
Personal Insurance	2,146	1,936
Total	$7,018	$6,712

	Net Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Business Insurance	$3,855	$3,760
Bond & Specialty Insurance	544	522
Personal Insurance	2,096	1,884
Total	$6,495	$6,166

Gross and net written premiums in the first quarter of 2017 both increased by 5% over the same period of 2016.  Factors contributing to the changes in gross and net written premiums are discussed in more detail in the segment discussions that follow.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

RESULTS OF OPERATIONS BY SEGMENT

Business Insurance

Results of Business Insurance were as follows:

(for the three months ended March 31, in millions except ratio amounts)	2017	2016

Revenues
Earned premiums	$3,429	$3,414
Net investment income	453	399
Fee income	109	114
Other revenues	9	30
Total revenues	$4,000	$3,957
Total claims and expenses	$3,429	$3,374
Segment income	$442	$447
Loss and loss adjustment expense ratio	64.5%	63.3%
Underwriting expense ratio	31.9	31.8
Combined ratio	96.4%	95.1%

Overview

Segment income in the first quarter of 2017 was $442 million, $5 million or 1% lower than segment income of $447 million in the same period of 2016, primarily reflecting the pre-tax impacts of (i) lower underlying underwriting margins, (ii) lower other revenues and (iii) lower net favorable prior year reserve development, largely offset by (iv) higher net investment income and (v) lower catastrophe losses.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 was $61 million and $74 million, respectively.  Catastrophe losses in the first quarters of 2017 and 2016 were $132 million and $148 million, respectively.  The lower underlying underwriting margins primarily resulted from the impacts of (i) normal quarterly variability in non-catastrophe weather-related losses and other loss activity and (ii) loss cost trends that modestly exceed earned pricing.  Partially offsetting the net pre-tax decrease in income was a decrease in income tax expense that primarily resulted from a $15 million reduction in income tax expense due to the resolution of prior year income tax matters.

Earned Premiums

Earned premiums in the first quarter of 2017 were $3.43 billion, comparable with the same period of 2016.

Net Investment Income

Net investment income in the first quarter of 2017 was $453 million, $54 million or 14% higher than in the same period of 2016.  Refer to the “Net Investment Income” section of the “Consolidated Results of Operations” discussion herein for a description of the factors contributing to the increase in the Company’s consolidated net investment income in the first quarter of 2017 compared with the same period of 2016.  In addition, refer to note 2 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017 for a discussion of the Company’s net investment income allocation methodology.

Fee Income

National Accounts is the primary source of fee income.  Fee income in the first quarter of 2017 was $109 million, $5 million or 4% lower than in the same period of 2016, primarily reflecting lower serviced premium volume due to the depopulation of workers’ compensation residual market pools.

Other Revenues

Other revenues in the first quarters of 2017 and 2016 included installment premium charges.  Other revenues in the first quarter of 2016 also included proceeds from the favorable settlement of a claims-related legal matter.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the first quarter of 2017 were $2.27 billion, $52 million or 2% higher than in the same period of 2016, primarily reflecting the impacts of (i) loss cost trends, (ii) normal quarterly variability in non-catastrophe weather-related losses and other loss activity and (iii) lower net favorable prior year reserve development, partially offset by (iv) lower catastrophe losses.  Factors contributing to net favorable prior year reserve development during the first quarters of 2017 and 2016 are discussed in more detail in note 6 of notes to the unaudited consolidated financial statements.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in the first quarter of 2017 was $554 million, $8 million or 1% higher than in the same period of 2016.

General and Administrative Expenses

General and administrative expenses in the first quarter of 2017 were $610 million, $5 million or 1% lower than in the same period of 2016.

Income Tax Expense

Income tax expense in the first quarter of 2017 was $129 million, $7 million or 5% lower than in the same period of 2016, primarily reflecting the impact of the $15 million reduction in income tax expense resulting from the resolution of prior year income tax matters.

Combined Ratio

The combined ratio of 96.4% in the first quarter of 2017 was 1.3 points higher than the combined ratio of 95.1% in the same period of 2016.

The loss and loss adjustment expense ratio of 64.5% in the first quarter of 2017 was 1.2 points higher than the loss and loss adjustment expense ratio of 63.3% in the same period of 2016.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 provided 1.8 points and 2.2 points of benefit, respectively, to the loss and loss adjustment expense ratio.  Catastrophe losses in the first quarters of 2017 and 2016 accounted for 3.8 points and 4.3 points, respectively, of the loss and loss adjustment expense ratio.  The 2017 first quarter underlying loss and loss adjustment expense ratio was 1.3 points higher than the 2016 ratio on the same basis, primarily reflecting the impacts of (i) normal quarterly variability in non-catastrophe weather-related losses and other loss activity and (ii) loss cost trends that modestly exceeded earned pricing.

The underwriting expense ratio of 31.9% in the first quarter of 2017 was comparable with the underwriting expense ratio in the same period of 2016.

Written Premiums

Business Insurance’s gross and net written premiums by market were as follows:

	Gross Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Domestic:
Select Accounts	$765	$744
Middle Market	2,264	2,143
National Accounts	471	534
National Property and Other	460	486
Total Domestic	3,960	3,907
International	311	292
Total Business Insurance	$4,271	$4,199

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

	Net Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Domestic:
Select Accounts	$755	$724
Middle Market	2,177	2,063
National Accounts	288	320
National Property and Other	386	410
Total Domestic	3,606	3,517
International	249	243
Total Business Insurance	$3,855	$3,760

Gross and net written premiums in the first quarter of 2017 increased by 2% and 3%, respectively, over the same period of 2016.

Select Accounts.  Net written premiums of $755 million in the first quarter of 2017 increased by 4% over the same period of 2016.  Business retention rates remained strong in the first quarter of 2017.  Renewal premium changes in the first quarter of 2017 remained positive but were lower than in the same period of 2016.  New business premiums in the first quarter of 2017 increased over the same period of 2016.

Middle Market.  Net written premiums of $2.18 billion in the first quarter of 2017 increased by 6% over the same period of 2016.  Business retention rates remained strong in the first quarter of 2017.  Renewal premium changes in the first quarter of 2017 remained positive and were higher than in the same period of 2016.  New business premiums in the first quarter of 2017 decreased from the same period of 2016.

National Accounts.  Net written premiums of $288 million in the first quarter of 2017 decreased by 10% from the same period of 2016.  Business retention rates remained strong in the first quarter of 2017.  Renewal premium changes in the first quarter of 2017 remained positive but were lower than in the same period of 2016.  New business premiums in the first quarter of 2017 decreased from the same period of 2016.

National Property and Other.  Net written premiums of $386 million in the first quarter of 2017 decreased by 6% from the same period of 2016.  Business retention rates in the first quarter of 2017 declined from the same period of 2016.  Renewal premium changes in the first quarter of 2017 were positive, compared with negative in the same period of 2016.  New business premiums in the first quarter of 2017 decreased from the same period of 2016.

International.  Net written premiums of $249 million in the first quarter of 2017 increased by 2% over the same period of 2016, primarily driven by increases in the Company’s operations at Lloyd’s and in Canada.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Bond & Specialty Insurance

Results of Bond & Specialty Insurance were as follows:

(for the three months ended March 31, in millions except ratio amounts)	2017	2016

Revenues
Earned premiums	$555	$552
Net investment income	61	60
Other revenues	5	4
Total revenues	$621	$616
Total claims and expenses	$443	$388
Segment income	$145	$160
Loss and loss adjustment expense ratio	40.6%	32.1%
Underwriting expense ratio	38.8	37.7
Combined ratio	79.4%	69.8%

Overview

Segment income in the first quarter of 2017 was $145 million, $15 million or 9% lower than segment income of $160 million in the same period of 2016, primarily reflecting the pre-tax impact of lower net favorable prior year reserve development.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 was $14 million and $66 million, respectively.  Catastrophe losses in each of the first quarters of 2017 and 2016 were $1 million.  Partially offsetting the net pre-tax decrease in income was a related decrease in income tax expense.  In addition, income tax expense in the first quarter of 2017 was reduced by $17 million as a result of the resolution of prior year income tax matters.

Earned Premiums

Earned premiums in the first quarter of 2017 were $555 million, $3 million or 1% higher than in the same period of 2016.

Net Investment Income

Net investment income in the first quarter of 2017 was $61 million, $1 million or 2% higher than in the same period of 2016.  Refer to the “Net Investment Income” section of “Consolidated Results of Operations” herein for a discussion of the increase in the Company’s consolidated net investment income in the first quarter of 2017 as compared with the same period of 2016.  In addition, refer to note 2 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017 for a discussion of the Company’s net investment income allocation methodology.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the first quarter of 2017 were $227 million, $48 million or 27% higher than in the same period of 2016, primarily reflecting lower net favorable prior year reserve development.  Factors contributing to net favorable prior year reserve development during the first quarters of 2017 and 2016 are discussed in more detail in note 6 of notes to the unaudited consolidated financial statements.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in the first quarter of 2017 was $103 million, $1 million or 1% higher than in the same period of 2016.

General and Administrative Expenses

General and administrative expenses in the first quarter of 2017 were $113 million, $6 million or 6% higher than in the same period of 2016, primarily reflecting higher employee and technology related expenses.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Income Tax Expense

Income tax expense in the first quarter of 2017 was $33 million, $35 million or 51% lower than in the same period of 2016, primarily reflecting the impact of the $50 million decline in income before income taxes and the $17 million reduction in income tax expense resulting from the resolution of prior year income tax matters.

Combined Ratio

The combined ratio of 79.4% in the first quarter of 2017 was 9.6 points higher than the combined ratio of 69.8% in the same period of 2016 due to lower net favorable prior year reserve development.

The loss and loss adjustment expense ratio of 40.6% in the first quarter of 2017 was 8.5 points higher than the loss and loss adjustment expense ratio of 32.1% in the same period of 2016.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 provided 2.6 points and 12.0 points of benefit, respectively, to the loss and loss adjustment expense ratio.  Catastrophe losses in each of the first quarters of 2017 and 2016 accounted for 0.1 points of the loss and loss adjustment expense ratio.  The 2017 first quarter underlying loss and loss adjustment expense ratio was 0.9 points lower than the 2016 ratio on the same basis.

The underwriting expense ratio of 38.8% in the first quarter of 2017 was 1.1 points higher than the underwriting expense ratio of 37.7% in the same period of 2016, primarily reflecting higher employee and technology related expenses.

Written Premiums

Bond & Specialty Insurance’s gross and net written premiums by market were as follows:

	Gross Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Domestic:
Management liability	$345	$336
Surety	204	200
Total Domestic	549	536
International	52	41
Total Bond & Specialty Insurance	$601	$577

	Net Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Domestic:
Management liability	$330	$325
Surety	174	167
Total Domestic	504	492
International	40	30
Total Bond & Specialty Insurance	$544	$522

Gross and net written premiums in the first quarter of 2017 were both 4% higher than in the same period of 2016.

Domestic.  Net written premiums of $504 million in the first quarter of 2017 increased by 2% over the same period of 2016.  Excluding the surety line of business, for which the following are not relevant measures, business retention rates remained strong in the first quarter of 2017.  Renewal premium changes in the first quarter of 2017 remained positive and were higher than in the same period of 2016.  New business premiums in the first quarter of 2017 decreased slightly from the same period of 2016.

International.  Net written premiums of $40 million in the first quarter of 2017 increased by 33% over the same period of 2016, driven by increases in the United Kingdom and Canada.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Personal Insurance

Results of Personal Insurance were as follows:

(for the three months ended March 31, in millions except ratio amounts)	2017	2016
Revenues
Earned premiums	$2,199	$2,015
Net investment income	96	85
Fee income	4	3
Other revenues	16	16
Total revenues	$2,315	$2,119
Total claims and expenses	$2,213	$1,908
Segment income	$89	$152
Loss and loss adjustment expense ratio	72.9%	65.5%
Underwriting expense ratio	26.7	28.1
Combined ratio	99.6%	93.6%

Overview

Segment income in the first quarter of 2017 was $89 million, $63 million or 41% lower than segment income of $152 million in the same period of 2016, primarily reflecting the pre-tax impacts of (i) higher catastrophe losses, (ii) lower underlying underwriting margins and (iii) lower net favorable prior year reserve development, partially offset by (iv) higher net investment income.  Catastrophe losses in the first quarters of 2017 and 2016 were $214 million and $169 million, respectively.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 was $6 million and $40 million, respectively. The lower underlying underwriting margins primarily resulted from the impacts of (i) the timing of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016, and (ii) normal quarterly variability in non-catastrophe weather-related losses and other loss activity.  Partially offsetting the net pre-tax decrease in income was a related decrease in income tax expense.  In addition, income tax expense in the first quarter of 2017 was reduced by $7 million as a result of the resolution of prior year income tax matters.

Earned Premiums

Earned premiums in the first quarter of 2017 were $2.20 billion, $184 million or 9% higher than in the same period of 2016, primarily reflecting the impact of an increase in net written premiums over the preceding twelve months.

Net Investment Income

Net investment income in the first quarter of 2017 was $96 million, $11 million or 13% higher than in the same period of 2016.  Refer to the “Net Investment Income” section of the “Consolidated Results of Operations” discussion herein for a description of the factors contributing to the increase in the Company’s consolidated net investment income in the first quarter of 2017 compared with the same period of 2016.  In addition, refer to note 2 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017 for a discussion of the Company’s net investment income allocation methodology.

Other Revenues

Other revenues in the first quarters of 2017 and 2016 primarily consisted of installment premium charges.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the first quarter of 2017 were $1.60 billion, $282 million or 21% higher than in the same period of 2016, primarily reflecting the impacts of (i) higher volumes of insured exposures, (ii) higher catastrophe losses, (iii) the timing of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016, (iv) lower net favorable prior year reserve development, (v) loss cost trends and (vi) normal quarterly variability in non-catastrophe weather-related losses and other loss activity.  Factors contributing to net favorable prior year reserve development during the first quarters of 2017 and 2016 are discussed in more detail in note 6 of notes to the unaudited consolidated financial statements.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in the first quarter of 2017 was $346 million, $23 million or 7% higher than in the same period of 2016, generally consistent with the increase in earned premiums.

General and Administrative Expenses

General and administrative expenses in the first quarter of 2017 were $265 million, comparable with the same period of 2016.

Income Tax Expense

Income tax expense in the first quarter of 2017 was $13 million, $46 million or 78% lower than in the same period of 2016, primarily reflecting the impact of the $109 million decline in income before income taxes and the $7 million reduction in income tax expense resulting from the resolution of prior year income tax matters.

Combined Ratio

The combined ratio of 99.6% in the first quarter of 2017 was 6.0 points higher than the combined ratio of 93.6% in the same period of 2016.

The loss and loss adjustment expense ratio of 72.9% in the first quarter of 2017 was 7.4 points higher than the loss and loss adjustment expense ratio of 65.5% in the same period of 2016.  Catastrophe losses accounted for 9.8 points and 8.4 points of the loss and loss adjustment expense ratios in the first quarters of 2017 and 2016, respectively.  Net favorable prior year reserve development in the first quarters of 2017 and 2016 provided 0.3 points and 2.0 points of benefit, respectively, to the loss and loss adjustment expense ratio.  The 2017 first quarter underlying loss and loss adjustment expense ratio was 4.3 points higher than the 2016 ratio on the same basis, primarily reflecting the impacts of (i) the timing of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016, (ii) the tenure impact of higher levels of new business in recent years in the Automobile product line and (iii) normal quarterly variability in non-catastrophe weather-related losses and other loss activity.

The underwriting expense ratio of 26.7% in the first quarter of 2017 was 1.4 points lower than the underwriting expense ratio of 28.1% in the same period of 2016, primarily reflecting the impact of an increase in earned premiums.

Written Premiums

Personal Insurance’s gross and net written premiums were as follows:

	Gross Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Domestic:
Agency:
Automobile	$1,094	$939
Homeowners and Other	835	803
Total Agency	1,929	1,742
Direct-to-Consumer	83	68
Total Domestic	2,012	1,810
International	134	126
Total Personal Insurance	$2,146	$1,936

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

	Net Written Premiums
(for the three months ended March 31, in millions)	2017	2016

Domestic:
Agency:
Automobile	$1,087	$932
Homeowners and Other	794	760
Total Agency	1,881	1,692
Direct-to-Consumer	83	68
Total Domestic	1,964	1,760
International	132	124
Total Personal Insurance	$2,096	$1,884

Domestic Agency Written Premiums

Personal Insurance’s domestic Agency business comprises business written through agents, brokers and other intermediaries.

Gross and net domestic agency written premiums in the first quarter of 2017 were both 11% higher than in the same period of 2016.

In the domestic Agency Automobile line of business, net written premiums in the first quarter of 2017 were 17% higher than in the same period of 2016.  Business retention rates remained strong in the first quarter of 2017.  Renewal premium changes in the first quarter of 2017 remained positive and were higher than in the same period of 2016.  New business premiums in the first quarter of 2017 increased over the same period of 2016.

In the domestic Agency Homeowners and Other line of business, net written premiums in the first quarter of 2017 were 4% higher than in the same period of 2016.  Business retention rates remained strong in the first quarter of 2017.  Renewal premium changes in the first quarter of 2017 remained positive and were comparable with the same period of 2016.  New business premiums in the first quarter of 2017 increased over the same period of 2016.

For its domestic Agency business, Personal Insurance had approximately 6.7 million and 6.3 million active policies at March 31, 2017 and 2016, respectively.

Direct-to-Consumer and International Written Premiums

Direct-to-Consumer net written premiums in the first quarter of 2017 were 22% higher than in the same period of 2016, primarily driven by growth in automobile net written premiums.

International net written premiums in the first quarter of 2017 were 6% higher than in the same period of 2016, primarily driven by the impact of changes in foreign currency exchange rates and growth in automobile net written premiums.

For its international and direct-to-consumer business, Personal Insurance had approximately 864,000 and 824,000 active policies at March 31, 2017 and 2016, respectively.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Interest Expense and Other

(for the three months ended March 31, in millions)	2017	2016
Income (loss)	$(62)	$(61)

The income (loss) for Interest Expense and Other in the first quarters of 2017 and 2016 was $(62) million and $(61) million, respectively.  After-tax interest expense was $58 million and $59 million in the first quarters of 2017 and 2016, respectively.

ASBESTOS CLAIMS AND LITIGATION

The Company believes that the property and casualty insurance industry has suffered from court decisions and other trends that have expanded insurance coverage for asbestos claims far beyond the original intent of insurers and policyholders. The Company has received and continues to receive a significant number of asbestos claims from the Company’s policyholders (which includes others seeking coverage under a policy).  Factors underlying these claim filings include continued intensive advertising by lawyers seeking asbestos claimants and the continued focus by plaintiffs on defendants who were not traditionally primary targets of asbestos litigation.  The focus on these defendants is primarily the result of the number of traditional asbestos defendants who have sought bankruptcy protection in previous years.  In addition to contributing to the overall number of claims, bankruptcy proceedings may increase the volatility of asbestos-related losses by initially delaying the reporting of claims and later by significantly accelerating and increasing loss payments by insurers, including the Company. The bankruptcy of many traditional defendants has also caused increased settlement demands against those policyholders who are not in bankruptcy but remain in the tort system. Currently, in many jurisdictions, those who allege very serious injury and who can present credible medical evidence of their injuries are receiving priority trial settings in the courts, while those who have not shown any credible disease manifestation are having their hearing dates delayed or placed on an inactive docket.  Prioritizing claims involving credible evidence of injuries, along with the focus on defendants who were not traditionally primary targets of asbestos litigation, contributes to the claims and claim adjustment expense payment patterns experienced by the Company.  The Company’s asbestos-related claims and claim adjustment expense experience also has been impacted by the unavailability of other insurance sources potentially available to policyholders, whether through exhaustion of policy limits or through the insolvency of other participating insurers.

The Company continues to be involved in coverage litigation concerning a number of policyholders, some of whom have filed for bankruptcy, who in some instances have asserted that all or a portion of their asbestos-related claims are not subject to aggregate limits on coverage. In these instances, policyholders also may assert that each individual bodily injury claim should be treated as a separate occurrence under the policy. It is difficult to predict whether these policyholders will be successful on both issues. To the extent both issues are resolved in a policyholder’s favor and other Company defenses are not successful, the Company’s coverage obligations under the policies at issue would be materially increased and bounded only by the applicable per-occurrence limits and the number of asbestos bodily injury claims against the policyholders.  Although the Company has seen a reduction in the overall risk associated with these lawsuits, it remains difficult to predict the ultimate cost of these claims.

Many coverage disputes with policyholders are only resolved through settlement agreements. Because many policyholders make exaggerated demands, it is difficult to predict the outcome of settlement negotiations. Settlements involving bankrupt policyholders may include extensive releases which are favorable to the Company but which could result in settlements for larger amounts than originally anticipated. There also may be instances where a court may not approve a proposed settlement, which may result in additional litigation and potentially less beneficial outcomes for the Company. As in the past, the Company will continue to pursue settlement opportunities.

In addition to claims against policyholders, proceedings have been launched directly against insurers, including the Company, by individuals challenging insurers’ conduct with respect to the handling of past asbestos claims and by individuals seeking damages arising from alleged asbestos-related bodily injuries.   It is possible that the filing of other direct actions against insurers, including the Company, could be made in the future.  It is difficult to predict the outcome of these proceedings, including whether the plaintiffs will be able to sustain these actions against insurers based on novel legal theories of liability. The Company believes it has meritorious defenses to these claims and has received favorable rulings in certain jurisdictions.

The Company’s quarterly asbestos reserve reviews include an analysis of exposure and claim payment patterns by policyholder category, as well as recent settlements, policyholder bankruptcies, judicial rulings and legislative actions.  The

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Company also analyzes developing payment patterns among policyholders in the Home Office and Field Office, and Assumed Reinsurance and Other categories as well as projected reinsurance billings and recoveries.  In addition, the Company reviews its historical gross and net loss and expense paid experience, year-by-year, to assess any emerging trends, fluctuations, or characteristics suggested by the aggregate paid activity.  Conventional actuarial methods are not utilized to establish asbestos reserves nor have the Company’s evaluations resulted in any way of determining a meaningful average asbestos defense or indemnity payment.  Over the past decade, the property and casualty insurance industry, including the Company, has experienced net unfavorable prior year reserve development with regard to asbestos reserves, but the Company believes that over that period there has been a reduction in the volatility associated with the Company’s overall asbestos exposure as the overall asbestos environment has evolved from one dominated by exposure to significant litigation risks, particularly coverage disputes relating to policyholders in bankruptcy who were asserting that their claims were not subject to the aggregate limits contained in their policies, to an environment primarily driven by a frequency of litigation related to individuals with mesothelioma.  The Company’s overall view of the current underlying asbestos environment is essentially unchanged from recent periods and there remains a high degree of uncertainty with respect to future exposure to asbestos claims.

Because each policyholder presents different liability and coverage issues, the Company generally reviews the exposure presented by each policyholder at least annually.  Among the factors which the Company may consider in the course of this review are: available insurance coverage, including the role of any umbrella or excess insurance the Company has issued to the policyholder; limits and deductibles; an analysis of the policyholder’s potential liability; the jurisdictions involved; past and anticipated future claim activity and loss development on pending claims; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; the role, if any, of non-asbestos claims or potential non-asbestos claims in any resolution process; and applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a products/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim.

Net asbestos paid loss and loss expenses in the first quarter of 2017 were $58 million, compared with $37 million in the same period of 2016.  Net asbestos reserves were $1.27 billion at March 31, 2017, compared with $1.77 billion at March 31, 2016.

The following table displays activity for asbestos losses and loss expenses and reserves:

(at and for the three months ended March 31, in millions)	2017	2016
Beginning reserves:
Gross	$1,512	$1,989
Ceded	(186)	(179)

Net	1,326	1,810

Incurred losses and loss expenses:
Gross	—	—
Ceded	—	—

Net	—	—

Paid loss and loss expenses:
Gross	76	52
Ceded	(18)	(15)

Net	58	37

Foreign exchange and other:
Gross	—	—
Ceded	—	—

Net	—	—

Ending reserves:
Gross	1,436	1,937
Ceded	(168)	(164)

Net	$1,268	$1,773

See “—Uncertainty Regarding Adequacy of Asbestos and Environmental Reserves.”

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

ENVIRONMENTAL CLAIMS AND LITIGATION

The Company has received and continues to receive claims from policyholders who allege that they are liable for injury or damage arising out of their alleged disposition of toxic substances. Mostly, these claims are due to various legislative as well as regulatory efforts aimed at environmental remediation. For instance, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), enacted in 1980 and later modified, enables private parties as well as federal and state governments to take action with respect to releases and threatened releases of hazardous substances. This federal statute permits the recovery of response costs from some liable parties and may require liable parties to undertake their own remedial action. Liability under CERCLA may be joint and several with other responsible parties.

The Company has been, and continues to be, involved in litigation involving insurance coverage issues pertaining to environmental claims. The Company believes that some court decisions have interpreted the insurance coverage to be broader than the original intent of the insurers and policyholders. These decisions often pertain to insurance policies that were issued by the Company prior to the mid-1980s. These decisions continue to be inconsistent and vary from jurisdiction to jurisdiction. Environmental claims, when submitted, rarely indicate the monetary amount being sought by the claimant from the policyholder, and the Company does not keep track of the monetary amount being sought in those few claims which indicate a monetary amount.

The resolution of environmental exposures by the Company generally occurs through settlements with policyholders as opposed to claimants.  Generally, the Company strives to extinguish any obligations it may have under any policy issued to the policyholder for past, present and future environmental liabilities and extinguish any pending coverage litigation dispute with the policyholder.  This form of settlement is commonly referred to as a “buy-back” of policies for future environmental liability. In addition, many of the agreements have also extinguished any insurance obligation which the Company may have for other claims, including but not limited to asbestos and other cumulative injury claims.  The Company and its policyholders may also agree to settlements which extinguish any liability arising from known specified sites or claims.  Where appropriate, these agreements also include indemnities and hold harmless provisions to protect the Company.  The Company’s general purpose in executing these agreements is to reduce the Company’s potential environmental exposure and eliminate the risks presented by coverage litigation with the policyholder and related costs.

In establishing environmental reserves, the Company evaluates the exposure presented by each policyholder and the anticipated cost of resolution, if any. In the course of this analysis, the Company generally considers the probable liability, available coverage and relevant judicial interpretations.  In addition, the Company considers the many variables presented, such as: the nature of the alleged activities of the policyholder at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of the alleged environmental harm and the corresponding remedy at each site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the policyholder, including the role of any umbrella or excess insurance the Company has issued to the policyholder; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims in any resolution process; and the applicable law in each jurisdiction.  The evaluation of the exposure presented by a policyholder can change as information concerning that policyholder and the many variables presented is developed.  Conventional actuarial methods are not used to estimate these reserves.

In its review of environmental reserves, the Company considers: past settlement payments; changing judicial and legislative trends; its reserves for the costs of litigating environmental coverage matters; the potential for policyholders with smaller exposures to be named in new clean-up actions for both on- and off-site waste disposal activities; the potential for adverse development; the potential for additional new claims beyond previous expectations; and the potential higher costs for new settlements.

The duration of the Company’s investigation and review of these claims and the extent of time necessary to determine an appropriate estimate, if any, of the value of the claim to the Company vary significantly and are dependent upon a number of factors. These factors include, but are not limited to, the cooperation of the policyholder in providing claim information, the pace of underlying litigation or claim processes, the pace of coverage litigation between the policyholder and the Company and the willingness of the policyholder and the Company to negotiate, if appropriate, a resolution of any dispute pertaining to these claims. Because these factors vary from claim-to-claim and policyholder-by-policyholder, the Company cannot provide a meaningful average of the duration of an environmental claim. However, based upon the Company’s experience in resolving these claims, the duration may vary from months to several years.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

The Company continues to receive notices from policyholders tendering claims for the first time, frequently under policies issued prior to the mid-1980s.  These policyholders continue to present smaller exposures, have fewer sites and are lower tier defendants.  Further, in many instances, clean-up costs have been reduced because regulatory agencies are willing to accept risk-based site analyses and more efficient clean-up technologies.  Over the past several years, the Company has experienced generally favorable trends in the number of new policyholders tendering environmental claims for the first time and in the number of pending declaratory judgment actions relating to environmental matters.  However, the degree to which those favorable trends have continued has been less than anticipated.  In addition, reserve development on existing environmental claims has been greater than anticipated, driven by claims and legal developments in a limited number of jurisdictions.

Net environmental paid loss and loss expenses in the first quarters of 2017 and 2016 were $16 million and $10 million, respectively.  At March 31, 2017, approximately 92% of the net environmental reserve (approximately $337 million) was carried in a bulk reserve and included unresolved environmental claims, incurred but not reported environmental claims and the anticipated cost of coverage litigation disputes relating to these claims. The bulk reserve the Company carries is established and adjusted based upon the aggregate volume of in-process environmental claims and the Company’s experience in resolving those claims. The balance, approximately 8% of the net environmental reserve (approximately $29 million), consists of case reserves.

The following table displays activity for environmental losses and loss expenses and reserves:

(at and for the three months ended March 31, in millions)	2017	2016
Beginning reserves:
Gross	$395	$375
Ceded	(13)	(14)

Net	382	361

Incurred losses and loss expenses:
Gross	—	—
Ceded	—	—

Net	—	—

Paid loss and loss expenses:
Gross	16	10
Ceded	—	—

Net	16	10

Foreign exchange and other:
Gross	—	1
Ceded	—	—

Net	—	1

Ending reserves:
Gross	379	366
Ceded	(13)	(14)

Net	$366	$352

UNCERTAINTY REGARDING ADEQUACY OF ASBESTOS AND ENVIRONMENTAL RESERVES

As a result of the processes and procedures discussed above, management believes that the reserves carried for asbestos and environmental claims are appropriately established based upon known facts, current law and management’s judgment. However, the uncertainties surrounding the final resolution of these claims continue, and it is difficult to determine the ultimate exposure for asbestos and environmental claims and related litigation. As a result, these reserves are subject to revision as new information becomes available and as claims develop. The continuing uncertainties include, without limitation, the risks and lack of predictability inherent in complex litigation, any impact from the bankruptcy protection sought by various asbestos producers and other asbestos defendants, a further increase or decrease in the cost to resolve, and/or the number of, asbestos and environmental claims beyond that which is anticipated, the emergence of a greater

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

number of asbestos claims than anticipated as a result of extended life expectancies resulting from medical advances and lifestyle improvements, the role of any umbrella or excess policies the Company has issued, the resolution or adjudication of disputes pertaining to the amount of available coverage for asbestos and environmental claims in a manner inconsistent with the Company’s previous assessment of these claims, the number and outcome of direct actions against the Company, future developments pertaining to the Company’s ability to recover reinsurance for asbestos and environmental claims and the unavailability of other insurance sources potentially available to policyholders, whether through exhaustion of policy limits or through the insolvency of other participating insurers.  In addition, uncertainties arise from the insolvency or bankruptcy of policyholders and other defendants.  It is also not possible to predict changes in the legal, regulatory and legislative environment and their impact on the future development of asbestos and environmental claims.  This environment could be affected by changes in applicable legislation and future court and regulatory decisions and interpretations, including the outcome of legal challenges to legislative and/or judicial reforms establishing medical criteria for the pursuit of asbestos claims.  It is also difficult to predict the ultimate outcome of complex coverage disputes until settlement negotiations near completion and significant legal questions are resolved or, failing settlement, until the dispute is adjudicated. This is particularly the case with policyholders in bankruptcy where negotiations often involve a large number of claimants and other parties and require court approval to be effective. As part of its continuing analysis of asbestos and environmental reserves, the Company continues to study the implications of these and other developments.

Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the Company’s current insurance reserves.  In addition, the Company’s estimate of claims and claim adjustment expenses may change.  These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s operating results in future periods.

INVESTMENT PORTFOLIO

The Company’s invested assets at March 31, 2017 were $71.26 billion, of which 93% was invested in fixed maturity and short-term investments, 1% in equity securities, 1% in real estate investments and 5% in other investments.  Because the primary purpose of the investment portfolio is to fund future claims payments, the Company employs a conservative investment philosophy.  A significant majority of funds available for investment are deployed in a widely diversified portfolio of high quality, liquid, taxable U.S. government, tax-exempt U.S. municipal and taxable corporate and U.S. agency mortgage-backed bonds.

The carrying value of the Company’s fixed maturity portfolio at March 31, 2017 was $61.27 billion.  The Company closely monitors the duration of its fixed maturity investments, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company’s insurance and debt obligations.  The weighted average credit quality of the Company’s fixed maturity portfolio, both including and excluding U.S. Treasury securities, was “Aa2” at both March 31, 2017 and December 31, 2016.  Below investment grade securities represented 2.9% of the total fixed maturity investment portfolio at both March 31, 2017 and December 31, 2016.  The average effective duration of fixed maturities and short-term securities was 4.3 (4.6 excluding short-term securities) at March 31, 2017 and 4.2 (4.5 excluding short-term securities) at December 31, 2016.

Obligations of States, Municipalities and Political Subdivisions

The Company’s fixed maturity investment portfolio at March 31, 2017 and December 31, 2016 included $31.96 billion and $31.91 billion, respectively, of securities which are obligations of states, municipalities and political subdivisions (collectively referred to as the municipal bond portfolio).  The municipal bond portfolio is diversified across the United States, the District of Columbia and Puerto Rico and includes general obligation and revenue bonds issued by states, cities, counties, school districts and similar issuers.  Included in the municipal bond portfolio at March 31, 2017 and December 31, 2016 were $4.61 billion and $5.16 billion, respectively, of pre-refunded bonds, which are bonds for which states or municipalities have established irrevocable trusts, almost exclusively comprised of U.S. Treasury securities and obligations of U.S. government and government agencies and authorities.  These trusts were created to fund the payment of principal and interest due under the bonds.  The irrevocable trusts are verified as to their sufficiency by an independent verification agent of the underwriter, issuer or trustee.  All of the Company’s holdings of securities issued by Puerto Rico and related entities have been pre-refunded and therefore are defeased by U.S. Treasury securities.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

The Company bases its investment decision on the underlying credit characteristics of the municipal security.  While its municipal bond portfolio includes a number of securities that were enhanced by third-party insurance for the payment of principal and interest in the event of an issuer default, the Company does not rely on enhanced credit characteristics provided by such third-party insurance as part of its investing decisions.  Of the insured municipal securities in the Company’s investment portfolio at March 31, 2017, approximately 99% were rated at “A3” or above, and approximately 97% were rated at “Aa3” or above, without the benefit of insurance.  The Company believes that a loss of the benefit of insurance would not result in a material adverse impact on the Company’s results of operations, financial position or liquidity, due to the underlying credit strength of the issuers of the securities, as well as the Company’s ability and intent to hold the securities.  The average credit rating of the underlying issuers of these securities was “Aa2” at March 31, 2017.  The average credit rating of the entire municipal bond portfolio was “Aa1” at March 31, 2017, with and without the enhancement provided by third-party insurance.

Mortgage-Backed Securities, Collateralized Mortgage Obligations and Pass-Through Securities

The Company’s fixed maturity investment portfolio at March 31, 2017 and December 31, 2016 included $1.78 billion and $1.71 billion, respectively, of residential mortgage-backed securities, which include pass-through securities and collateralized mortgage obligations (CMOs), all of which are subject to prepayment risk (either shortening or lengthening of duration). While prepayment risk for securities and its effect on income cannot be fully controlled, particularly when interest rates move dramatically, the Company’s investment strategy generally favors securities that reduce this risk within expected interest rate ranges.  Included in the totals at March 31, 2017 and December 31, 2016 were $539 million and $563 million, respectively, of GNMA, FNMA, FHLMC (excluding FHA project loans) and Canadian government guaranteed residential mortgage-backed pass-through securities classified as available for sale.  Also included in those totals were residential CMOs classified as available for sale with a fair value of $1.24 billion and $1.15 billion at March 31, 2017 and December 31, 2016, respectively. Approximately 52% and 51% of the Company’s CMO holdings at March 31, 2017 and December 31, 2016, respectively, were guaranteed by or fully collateralized by securities issued by GNMA, FNMA or FHLMC.  The average credit rating of the $591 million and $566 million of non-guaranteed CMO holdings was “Baa1” and “Baa2” at March 31, 2017 and December 31, 2016, respectively.  The average credit rating of all of the above securities was “Aa2” at both March 31, 2017 and December 31, 2016.  For further discussion regarding the Company’s investments in residential CMOs, see “Part II—Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investment Portfolio” in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

Equity Securities Available for Sale, Real Estate and Short-Term Investments

See note 1 of notes to the consolidated financial statements in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017 for further information about these invested asset classes.

Other Investments

The Company also invests in private equity limited partnerships, hedge funds and real estate partnerships and joint ventures.  Also included in other investments are non-public common and preferred equities and derivatives.  These asset classes have historically provided a higher return than fixed maturities but are subject to more volatility.  At March 31, 2017 and December 31, 2016, the carrying value of the Company’s other investments was $3.50 billion and $3.45 billion, respectively.

REINSURANCE RECOVERABLES

For a description of the Company’s reinsurance recoverables, refer to “Part II—Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reinsurance Recoverables” in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

The following table summarizes the composition of the Company’s reinsurance recoverables:

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

(in millions)	March 31, 2017	December 31, 2016
Gross reinsurance recoverables on paid and unpaid claims and claim adjustment expenses	$3,153	$3,181
Allowance for uncollectible reinsurance	(115)	(116)

Net reinsurance recoverables	3,038	3,065
Mandatory pools and associations	2,016	2,054
Structured settlements	3,145	3,168

Total reinsurance recoverables	$8,199	$8,287

The $27 million decline in net reinsurance recoverables from December 31, 2016 primarily reflected the impacts of cash collections in the first quarter of 2017.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of a company’s ability to generate sufficient cash flows to meet the cash requirements of its business operations and to satisfy general corporate purposes when needed.

Operating Company Liquidity.  The liquidity requirements of the Company’s insurance subsidiaries are met primarily by funds generated from premiums, fees, income received on investments and investment maturities.  For further discussion of operating company liquidity, see “Part II—Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

Holding Company Liquidity.  TRV’s liquidity requirements primarily include shareholder dividends, debt servicing, common share repurchases and, from time to time, contributions to its qualified domestic pension plan.  At March 31, 2017, TRV held total cash and short-term invested assets in the United States aggregating $2.11 billion and having a weighted average maturity of 60 days.  TRV has established a holding company liquidity target equal to its estimated annual pre-tax interest expense and common shareholder dividends (currently approximately $1.1 billion).  TRV’s holding company liquidity of $2.11 billion at March 31, 2017 exceeded this target and it is the opinion of the Company’s management that these assets are sufficient to meet TRV’s current liquidity requirements.

TRV is not dependent on dividends or other forms of repatriation from its foreign operations to support its liquidity needs.  U.S. income taxes have not been recognized on substantially all of the Company’s foreign operations’ undistributed earnings as of March 31, 2017, as such earnings are intended to be permanently reinvested in those operations.  Furthermore, taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on dividend distributions if such earnings were to be distributed to the holding company.  The amount of undistributed earnings from foreign operations and related taxes on those undistributed earnings were not material to the Company’s financial position or liquidity at March 31, 2017.

TRV has a shelf registration statement filed with the Securities and Exchange Commission that expires on June 17, 2019 which permits it to issue securities from time to time.  TRV also has a $1.0 billion line of credit facility with a syndicate of financial institutions that expires on June 7, 2018.  This line of credit also supports TRV’s $800 million commercial paper program, of which $100 million was outstanding at March 31, 2017.  TRV is not reliant on its commercial paper program to meet its operating cash flow needs.

The Company utilized uncollateralized letters of credit issued by major banks with an aggregate limit of approximately $179 million, to provide a portion of the capital needed to support its obligations at Lloyd’s at March 31, 2017.  If uncollateralized letters of credit are not available at a reasonable price or at all in the future, the Company can collateralize these letters of credit or may have to seek alternative means of supporting its obligations at Lloyd’s, which could include utilizing holding company funds on hand.

On December 15, 2017, the Company’s $450 million, 5.75% senior notes will mature.  The Company may pay this maturing debt through funds generated internally or, depending on market conditions, through funds generated externally.  The Company recently announced that it had agreed to acquire U.K.-based Simply Business for total consideration of

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

approximately $490 million, which includes the repayment of debt and other obligations at the completion of the transaction.  The Company expects to fund this transaction, subject to market conditions, through a combination of debt financing and internal resources.

Operating Activities

Net cash flows provided by operating activities in the first quarters of 2017 and 2016 were $775 million and $850 million, respectively.

Investing Activities

Net cash flows used in investing activities in the first quarters of 2017 and 2016 were $442 million and $146 million, respectively.  The Company’s consolidated total investments at March 31, 2017 increased by $769 million, or 1% over year-end 2016, primarily reflecting the impacts of net cash flows provided by operating activities and an increase in the unrealized appreciation of investments, partially offset by common share repurchases and dividends paid to shareholders.

Financing Activities

Net cash flows used in financing activities in the first quarters of 2017 and 2016 were $393 million and $725 million, respectively.  The totals in both periods primarily reflected common share repurchases and dividends paid to shareholders, partially offset by the proceeds from employee stock option exercises.  Common share repurchases in the first quarters of 2017 and 2016 were $286 million and $609 million, respectively.  Share repurchases in the first quarter of 2017 were lower than in the same period of 2016 as the Company moderated its share repurchases to provide financing flexibility for the pending acquisition of Simply Business.

Dividends.  Dividends paid to shareholders were $190 million and $180 million in the first quarters of 2017 and 2016, respectively.  The declaration and payment of future dividends to holders of the Company’s common stock will be at the discretion of the Company’s Board of Directors and will depend upon many factors, including the Company’s financial position, earnings, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints and other factors as the Board of Directors deems relevant.  Dividends will be paid by the Company only if declared by its Board of Directors out of funds legally available, subject to any other restrictions that may be applicable to the Company.  On April 20, 2017, the Company announced that it increased its regular quarterly dividend from $0.67 per share to $0.72 per share, a 7.5% increase.  The increased dividend is payable June 30, 2017 to shareholders of record on June 9, 2017.

Share Repurchase Authorization.  The Company’s Board of Directors has approved common share repurchase authorizations under which repurchases may be made from time to time in the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, in private transactions or otherwise.  The authorizations do not have a stated expiration date.  The timing and actual number of shares to be repurchased in the future will depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.  During the three months ended March 31, 2017, the Company repurchased 1.9 million shares under its share repurchase authorization for a total cost of $225 million.  The average cost per share repurchased was $120.86.  On April 20, 2017, the Board of Directors approved a share repurchase authorization that added $5.0 billion of repurchase capacity to the $709 million of capacity remaining at March 31, 2017.

Capital Structure.  The following table summarizes the components of the Company’s capital structure at March 31, 2017 and December 31, 2016.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

(in millions)	March 31, 2017	December 31, 2016
Debt:
Short-term	$550	$550
Long-term	5,911	5,911
Net unamortized fair value adjustments and debt issuance costs	(23)	(24)

Total debt	6,438	6,437

Shareholders’ equity:
Common stock and retained earnings, less treasury stock	24,227	23,976
Accumulated other comprehensive loss	(615)	(755)

Total shareholders’ equity	23,612	23,221

Total capitalization	$30,050	$29,658

The following table provides a reconciliation of total capitalization presented in the foregoing table to total capitalization excluding net unrealized gain on investments.

(dollars in millions)	March 31, 2017	December 31, 2016

Total capitalization	$30,050	$29,658
Less: net unrealized gain on investments, net of taxes	823	730

Total capitalization excluding net unrealized gains on investments	$29,227	$28,928

Debt-to-total capital ratio	21.4%	21.7%

Debt-to-total capital ratio excluding net unrealized gain on investments	22.0%	22.3%

The debt-to-total capital ratio excluding net unrealized gain on investments is calculated by dividing (a) debt by (b) total capitalization excluding net unrealized gains and losses on investments, net of taxes.  Net unrealized gains and losses on investments can be significantly impacted by both interest rate movements and other economic factors.  Accordingly, in the opinion of the Company’s management, the debt-to-total capital ratio calculated on this basis provides another useful metric for investors to understand the Company’s financial leverage position.  The Company’s ratio of debt-to-total capital (excluding after-tax net unrealized investment gains) of 22.0% at March 31, 2017 was within the Company’s target range of 15% to 25%.

RATINGS

Ratings are an important factor in assessing the Company’s competitive position in the insurance industry.  The Company receives ratings from the following major rating agencies: A.M. Best Company (A.M. Best), Fitch Ratings (Fitch), Moody’s Investors Service (Moody’s) and Standard & Poor’s Corp. (S&P).  There were no rating agency actions taken with respect to the Company since February 16, 2017, the date on which the Company’s 2016 Annual Report was filed with the Securities and Exchange Commission.  For additional discussion of ratings, see “Part I—Item 1—Business—Ratings” in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.

CRITICAL ACCOUNTING ESTIMATES

For a description of the Company’s critical accounting estimates, refer to “Part II—Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017.  The Company considers its most significant accounting estimates to be those applied to claims and claim adjustment expense reserves and related reinsurance recoverables, investment valuation and impairments, and goodwill and other intangible assets impairments. Except as shown in the table below, there have been no material changes to the Company’s critical accounting estimates since December 31, 2016.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS, Continued

Claims and Claim Adjustment Expense Reserves

The table below displays the Company’s gross claims and claim adjustment expense reserves by product line.  Because the establishment of claims and claim adjustment expense reserves is an inherently uncertain process involving estimates, currently established claims and claim adjustment expense reserves may change.  The Company reflects adjustments to the reserves in the results of operations in the period the estimates are changed.  These changes in estimates could result in income statement charges that could be material to the Company’s operating results in future periods.  In particular, a portion of the Company’s gross claims and claim adjustment expense reserves (totaling $1.82 billion at March 31, 2017) are for asbestos and environmental claims and related litigation.  Asbestos and environmental reserves are included in the General liability, Commercial multi-peril and International and other lines in the summary table below.  While the ongoing review of asbestos and environmental claims and associated liabilities considers the inconsistencies of court decisions as to coverage, plaintiffs’ expanded theories of liability and the risks inherent in complex litigation and other uncertainties, in the opinion of the Company’s management, it is possible that the outcome of the continued uncertainties regarding these claims could result in liability in future periods that differs from current reserves by an amount that could be material to the Company’s future operating results. Asbestos and environmental reserves are discussed separately; see “Asbestos Claims and Litigation”, “Environmental Claims and Litigation” and “Uncertainty Regarding Adequacy of Asbestos and Environmental Reserves” in this report.

Gross claims and claim adjustment expense reserves by product line were as follows:

	March 31, 2017			December 31, 2016
(in millions)	Case	IBNR	Total	Case	IBNR	Total
General liability	$4,846	$6,932	$11,778	$4,951	$6,925	$11,876
Commercial property	738	431	1,169	752	357	1,109
Commercial multi-peril	1,804	1,985	3,789	1,807	1,935	3,742
Commercial automobile	2,166	1,173	3,339	2,190	1,178	3,368
Workers’ compensation	10,346	8,937	19,283	10,322	8,786	19,108
Fidelity and surety	231	323	554	242	323	565
Personal automobile	1,863	1,080	2,943	1,852	1,038	2,890
Homeowners and personal—other	610	654	1,264	622	468	1,090
International and other	2,648	1,534	4,182	2,740	1,441	4,181

Property-casualty	25,252	23,049	48,301	25,478	22,451	47,929
Accident and health	19	—	19	20	—	20

Claims and claim adjustment expense reserves	$25,271	$23,049	$48,320	$25,498	$22,451	$47,949

The $371 million increase in gross claims and claim adjustment expense reserves since December 31, 2016 primarily reflected the impacts of (i) higher volumes of insured exposures and loss cost trends for the current accident year and (ii) catastrophe losses incurred in the first quarter of 2017, partially offset by the impacts of (iii) payments related to operations in runoff and (iv) net favorable prior year reserve development.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

See note 1 of notes to the Company’s unaudited consolidated financial statements contained in this Exhibit 99.2 and in the Company’s 2016 Annual Report as updated by the Company’s Current Report on Form 8-K filed on June 20, 2017 for a discussion of recently issued accounting pronouncements.

FORWARD-LOOKING STATEMENTS

This report contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements.  These statements include, among other things, the Company’s statements about:

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

FORWARD-LOOKING STATEMENTS, Continued

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including inflation, potential changes in tax law and rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions;

•                  strategic initiatives to improve profitability and competitiveness; and

•                  the potential closing date and impact of the Company’s acquisition of Simply Business.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio is subject to credit risk, and may suffer material realized or unrealized losses.  The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which the Company operates, could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and the Company is exposed to credit risk related to its structured settlements;

•                  the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

FORWARD-LOOKING STATEMENTS, Continued

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes to existing U.S. accounting standards may adversely impact the Company’s reported results; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

The Company’s forward-looking statements speak only as of April 20, 2017, and the Company undertakes no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the captions “Part I—Item 1A—Risk Factors” in the Company’s 2016 Annual Report filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein and in the Company’s 2016 Annual Report.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

WEBSITE AND SOCIAL MEDIA DISCLOSURE

The Company may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the Company is routinely posted on and accessible through the Company’s website at http://investor.travelers.com, its Facebook page at https://www.facebook.com/travelers and its Twitter account (@Travelers) at https://twitter.com/Travelers.  In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the “Email Notifications” section at http://investor.travelers.com.